    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996

                                                     REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        MEDIALINK WORLDWIDE INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                 52-1481284
(STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                IDENTIFICATION NO.)

                                     4899
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)


                            ------------------------

                                708 THIRD AVENUE
                               NEW YORK, NY 10017
                                 (212) 682-8300
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               LAURENCE MOSKOWITZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        MEDIALINK WORLDWIDE INCORPORATED
                                708 THIRD AVENUE
                               NEW YORK, NY 10017
                                 (212) 682-8300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)



                            ------------------------

                                   Copies to:


  THEODORE WM. TASHLIK, ESQ.                          WILLIAM N. DYE, ESQ.
    MARTIN M. GOLDWYN, ESQ.                         WILLKIE FARR & GALLAGHER
TASHLIK, KREUTZER & GOLDWYN P.C.                      ONE CITICORP CENTER
    833 NORTHERN BOULEVARD                            153 EAST 53RD STREET
     GREAT NECK, NY 11021                              NEW YORK, NY 10022
        (516) 466-8005                                   (212) 821-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED
                                                         MAXIMUM OFFERING         PROPOSED
       TITLE OF EACH CLASS             AMOUNT TO BE          PRICE PER       MAXIMUM AGGREGATE         AMOUNT OF
  OF SECURITIES TO BE REGISTERED        REGISTERED           SHARE(1)        OFFERING PRICE(1)      REGISTRATION FEE
Common Stock,
($.01 par value)..................   2,300,000 Shares         $11.00            $25,300,000              $7,667

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.



                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION
Dated October 15, 1996

                                2,000,000 SHARES
                                     [LOGO]
                                  COMMON STOCK

                            ------------------------

 All of the 2,000,000 shares being offered hereby are being sold by Medialink
     Worldwide Incorporated ('Medialink' or the 'Company'). Up to 300,000 additional shares may be sold by certain of the Company's stockholders
       (the 'Selling Stockholders') in the event that the Underwriters exercise their over-allotment option. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.
                  See 'Principal and Selling Stockholders.'

                            ------------------------

Prior to the offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between
     $9.00 and $11.00 per share. See 'Underwriting.' Application has been made to have the Common Stock approved for quotation on the Nasdaq
                   National Market under the symbol 'MDLK.'

                            ------------------------

  SEE 'RISK FACTORS' BEGINNING ON PAGE 7 HEREOF FOR CERTAIN INFORMATION THAT
                SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                                                                     UNDERWRITING


                                                   PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                                    PUBLIC          COMMISSIONS(1)          COMPANY(2)
---------------------------------------------------------------------------------------------------------
PER SHARE                                              $                   $                    $

TOTAL(3)                                               $                   $                    $

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(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'
(2) Before deduction of expenses payable by the Company estimated at $       .
(3) The Selling Stockholders have granted the several Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds
    to the Selling Stockholders will be $       , $       and $       ,
    respectively. The proceeds to the Company will not change from the amount set forth above. See 'Underwriting.'

                            ------------------------

     The Common Stock is being offered by the Underwriters named herein when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the shares will be made in New York, New York on or
about           , 1996.

                            ------------------------

DEAN WITTER REYNOLDS INC.                             WHEAT FIRST BUTCHER SINGER

          , 1996

Tap the Power of                                                 photo of person
                                                                   videotaping


                                 GLOBAL MEDIA

                                                            photo of
                                                          computer screen

We broadcast the stories
and project the images
that make the news on
television and radio, in the
workplace and in the home.
                                       VIDEO NEWS RELEASES SATELLITE MEDIA
                                         TOURS reaching Television Viewers

                                       AUDIO NEWS RELEASES RADIO MEDIA
                                         TOURS reaching Radio Listeners

                                       VIDEO CONFERENCES LIVE BROADCASTS
                                         reaching Internal Audiences

                                       PUBLIC RELATIONS RESEARCH PRESS CLIPPING
                                         ANALYSIS proving the Value of
                                         Communications

                                       PRESS RELEASE DISTRIBUTION reaching
                                         Trade and Newspaper Readers

                                       AUDIO/VIDEO VIA THE INTERNET reaching
                                         On-line Newsrooms and the Public


            photo of satellite
                    |
                    |
      photo of hand at electronic board
                    |
                    |-------------------------------
                    |  photo of a newscaster       |
                    |                              |
----------------------------------------------------
photo of  |    photo of person in    | photo of    |
 globe    |       control room       |             |
          |                          | persons     |
          |                          |             |
-------------------------------------| hand on a   |----------------------------
photo of audio    photo of                         |         MEDIALINK         |
 broadcaster       globe               radio knob  |                           |
--------------------------------------------------------------------------------


                  |                                        |
                  |   Worldwide Communications Solutions   |
                  ------------------------------------------

HEADQUARTERS
New York


OFFICES
London
Atlanta
Chicago
Dallas
Los Angeles
Norwalk, CT
Washington

AFFILIATES
Brussels
Dubai
Geneva
Hamburg
Hong Kong
Johannesburg
Madrid
Melbourne
Oslo
Paris
Rome
San Juan/Miami
Seoul
Stockholm
Tel Aviv
Tokyo
Toronto


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH MAY STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     4
Risk Factors...................................     7
Use of Proceeds................................    12
Dividend Policy................................    12
Dilution.......................................    13
Capitalization.................................    14
Selected Financial Information.................    15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    16

                                                  PAGE
                                                  ----

Business.......................................    21
Management.....................................    33
Certain Transactions...........................    39
Principal and Selling Stockholders.............    40
Description of Capital Stock...................    42
Shares Eligible for Future Sale................    45
Underwriting...................................    46
Legal Matters..................................    47
Experts........................................    47
Additional Information.........................    47
Index to Financial Statements..................   F-1



                            ------------------------

     UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Medialink is a leading worldwide provider of video and audio production and distribution services for businesses and other organizations seeking to communicate their news through television, radio and other media. The Company's principal services are based on its core business -- the satellite distribution of video news releases (VNRs) and the electronic monitoring of their broadcast on television. A VNR is the video equivalent of a conventional press release and is used for the same purposes, such as to introduce a new product or service, explain a technological breakthrough, communicate during a crisis or advocate a position on an issue of public concern. VNRs are produced for easy integration into newscasts and are distributed to the media for their use in complete or edited form. The Company began offering video production services in 1994 and has since developed a full range of video, audio and print services which it now provides on a global basis. Services introduced since 1994 accounted for approximately 25% of revenues for the six months ended June 30, 1996. Medialink enables its clients to reach more than 3,000 newsrooms at television and radio networks, local stations, cable channels, direct broadcast satellite systems, as well as on-line services, including those available on the Internet.

     The Company has provided its services to more than 1,100 clients over the last twenty-four months. The Company's clients include corporations such as General Motors, IBM, Johnson & Johnson, Sony and Ciba Geigy/Sandoz; organizations such as the American Association of Retired Persons and the AFL-CIO; and the world's largest marketing communications firms such as Burson-Marsteller, Hill & Knowlton, Edelman Public Relations Worldwide and the Shandwick Group. No single client accounted for more than 4% of the Company's revenues in 1995. Materials distributed by the Company have aired on ABC, CBS, NBC and their affiliates, as well as CNN and CNBC in the United States, and the BBC, CNN International, Sky News, RAI (Italy) and NHK (Japan) internationally.

     Organizations that conduct public relations campaigns, including most marketing communications agencies, do not generally find it cost-effective to maintain the facilities and personnel necessary to produce material suitable for use on news broadcasts and distribute it to the media, especially on a global basis. As a result, it is often more economical to outsource such services from a specialist firm such as the Company, which can provide the necessary talent and production, distribution and monitoring facilities. While the Company serves a global marketplace, it believes that the North American and United Kingdom markets for its services total approximately $500 million.

     Medialink's competitive advantages include its extensive operating history with media outlets, key industry relationships, prominent client base, combination of professional skills, ability to integrate new technology and worldwide distribution and production capabilities. The Company has an exclusive agreement with the Associated Press (the 'AP') to use the AP's dedicated links to notify U.S. television and radio newsrooms of upcoming satellite transmissions. The Company has agreements with the AP and ABC Radio Networks Inc. ('ABC Radio') for satellite transmission of audio services to radio stations in the U.S. The Company also has an agreement with Nielsen Media Research and uses Competitive Media Reporting to monitor domestic television station usage of video services. Internationally, the Company has a network of 17 affiliates in Europe, Latin America, South Africa, Asia and the Pacific Rim. International revenues increased approximately 317% from $360,000 in 1993 to $1.5 million in 1995.

     The Company plans to expand its business by (i) developing new services;
(ii) leveraging its client relationships by cross-marketing services to its clients; (iii) continuing its global expansion; and (iv) pursuing acquisitions and strategic alliances with other companies that can add to the Company's service capabilities or geographic scope. In July 1996 the Company acquired certain assets of PR Data Systems, Inc. (the 'PR Data Acquisition') to expand its research capabilities and to add print news release distribution services.

                                  THE OFFERING

Common Stock offered by the Company.....................  2,000,000 shares
Common Stock to be outstanding after the Offering.......  5,047,933 shares(1)
Use of Proceeds.........................................  For general corporate purposes and possible acquisitions. See 'Use of Proceeds.'
Nasdaq National Market symbol...........................  MDLK

                         SUMMARY FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

                                                                                                           SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                                      JUNE 30,
                                ---------------------------------------------------------------   ---------------------------------
                                1991       1992       1993       1994             1995              1995                  1996
                                ----       ----       ----       ----     ---------------------   ---------   ---------------------
                                                                                         PRO                                 PRO
                                                                           ACTUAL     FORMA(2)     ACTUAL      ACTUAL     FORMA(2)
                                                                          ---------   ---------   ---------   ---------   ---------

STATEMENT OF OPERATIONS DATA:
  Revenues................... $  4,891    $  5,802    $  6,065   $  7,548    $  10,625   $ 12,237  $   4,937  $   7,431   $  8,212
  Gross profit...............    3,024       3,577       3,435      4,509        6,071      7,492      2,732      4,223      4,949
  Operating income (loss)....       87         140        (215)       440          698        705        255        823        839
  Net income (loss).......... $     21(3) $    144(3) $   (231)  $  1,464(4) $     381   $    374  $     140  $     495   $    498
  Net income (loss) before
    tax valuation
    reversal(4).............. $     21(3) $    144(3) $   (231)  $   222(4)  $     381   $    374  $     140  $     495   $    498
  Pro forma net income per
    share(5).................                                                $    0.11             $    0.04  $    0.14
  Shares used to compute pro
    forma net income per
    share(5).................                                                    3,453                 3,453      3,453
OTHER DATA:
  Number of offices..........        4           4           5         6             7          8          6          7          8
  Average revenues per sales
    employee................. $326,000    $322,000    $347,000  $414,000     $ 506,000   $532,000

                                                                                           JUNE 30, 1996
                                                                            -------------------------------------------
                                                                                                          PRO FORMA
                                                                            ACTUAL    PRO FORMA(2)    AS ADJUSTED(2)(6)
                                                                            ------    ------------    -----------------
BALANCE SHEET DATA:
  Working Capital........................................................   $2,115       $1,828            $19,728
  Total Assets...........................................................    5,555        6,688             24,588
  Long-term debt, net of current portion.................................       --          293                293
  Stockholders' Equity...................................................    2,929        3,084             20,984

------------------
(1) Does not include an aggregate of (i) 569,594 shares of Common Stock issuable upon exercise of options outstanding under the Company's Amended and Restated Stock Option Plan ('Stock Option Plan') and (ii) 62,400 shares of Common Stock reserved for issuance upon exercise of options outstanding under the 1996 Directors Stock Option Plan ('Directors Stock Option Plan').

(2) Gives effect to PR Data Acquisition as if the transaction occurred at the beginning of the period for statement of operations data and at June 30, 1996 for balance sheet data. The Company paid for the PR Data Acquisition through the payment of $120,000 cash, the issuance of 24,000 shares of Common Stock and the assumption of certain liabilities not to exceed the book value of the assets acquired by $372,000. The pro forma financial information is not necessarily indicative of the operating results which would have been achieved had the acquisition occurred at the beginning of the period presented or the results to be achieved in the future.

(3) Includes a loss of $40,000 from discontinued operations in 1991 and the utilization of net operating losses resulting in tax benefits of $12,000 in 1991 and $49,000 in 1992.

(4) In accordance with Statement of Financial Accounting Standards No. 109, the Company reversed its valuation allowance against deferred tax assets in the amount of $1,242,000 in 1994. See Note 5 to the Company's Financial Statements.

(5) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the number of shares.

(6) Gives effect to the offering of 2,000,000 shares of Common Stock (at an assumed price of $10.00 per share) and the estimated net proceeds of $17.9 million, as if the offering occurred on June 30, 1996.

     Medialink is headquartered in New York and maintains offices in Washington, D.C., Chicago, Dallas, Los Angeles, Atlanta and Norwalk, Connecticut. Its international activities are coordinated from its London office. Medialink was incorporated under the laws of the State of Delaware in 1986. The Company maintains its principal offices at 708 Third Avenue, New York, New York 10017. The Company's telephone number is 212-682-8300. The Company's Internet address is www.medialinkworldwide.com. Information contained in the Company's World Wide Web ('Web') site shall not be deemed part of this Prospectus.

                            ------------------------

     Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a 1.2 for 1 stock split of the Common Stock effected in the form of a stock dividend on July 31, 1996 and (iii) gives effect to the automatic conversion of all outstanding shares of Series A, Series B and Series C Preferred Stock into an aggregate of 2,111,669 shares of Common Stock to be effective upon the closing of this offering (the 'Preferred Stock Conversions'). See 'Description of Capital Stock.' Medialink is a service mark of the Company.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, those discussed in 'Risk Factors' below, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business,' as well as those discussed elsewhere in this Prospectus.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY OF BUSINESS

     The Company experiences quarterly seasonal variations in revenues as a result of many factors, including its clients' business cycles and timing of product introductions. As a result, the Company's revenues are typically lower during the first and third quarters of the Company's fiscal year. The Company expects this seasonality to continue in the future. In addition, other factors that may cause the Company's quarterly results to fluctuate include timing of the completion, material reduction or cancellation of projects or timing of the receipt of new business, timing of the hiring or loss of sales personnel, the relative profit mix of projects, strategic pricing decisions of the Company and costs relating to the expansion of operations and other factors. Events which dominate news broadcasts may cause the Company's clients to delay their use of, or not use, the Company's services for a particular project as such clients may determine that their messages may not receive adequate attention in light of the coverage of other news events. Such circumstances could have a material adverse effect on the Company's business, operating results and financial condition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management and sales, operations, marketing and technical personnel. In particular, the loss of the services of its founders, Laurence Moskowitz, the Company's Chairman of the Board, President and Chief Executive Officer, or J. Graeme McWhirter, its Executive Vice President and Chief Financial Officer, could have a material adverse effect upon the Company. There can be no assurance that an adequate replacement could be found if the Company were to lose the services of Mr. Moskowitz or Mr. McWhirter. There can be no assurance that the Company will be able to continue to attract and retain qualified management and sales, operations, marketing and technical personnel in the future. The Company's failure to attract and retain key personnel would have a material adverse effect on its business, operating results and financial condition. The Company is the beneficiary of a $2 million key man life insurance policy on the life of Laurence Moskowitz. The Company has entered into employment agreements with its executive officers which will become effective upon the consummation of this offering. See 'Management.'

DEPENDENCE ON CERTAIN SUPPLIERS

     The Company has an exclusive agreement with the AP for the operation of the AP Express/Medialink Newswire serving approximately 740 television stations across the U.S. The Company believes that its agreement with the AP gives it a competitive advantage because of this ability to notify television stations of upcoming video transmissions, and the termination of such agreement could have a material adverse effect on the Company's business, operating results and financial condition. The Company's agreement with the AP expires in November 1997 and the Company is currently negotiating an extension of such agreement. There can be no assurance that such agreement will be extended, or if extended, on terms favorable to the Company. The Company also has an agreement with Nielsen Media Research and uses Competitive Media Reporting for electronic monitoring of video television broadcasts. In addition, the Company has agreements with the AP and ABC Radio for satellite transmissions of audio services to radio stations in the U.S. The termination of any of these services could have a material adverse effect on the Company's business, operating results and financial condition. The Company benefits from favorable volume pricing agreements with certain suppliers for satellite transmission services. The inability in the future to obtain sufficient supply or service from these and other vendors, or to develop alternative sources, could result in price increases, delays or reductions in services which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's ability to distribute material to media outlets in accordance with its clients' requirements depends on a number of factors. Some of these factors are outside of the Company's control, including equipment failure and interruption in services by its telecommunications service providers. The Company's failure to make timely distributions could have a material adverse effect on the Company's business, operating results and financial condition. The Company has experienced increases in satellite transmission costs during the past two years. The inability or unwillingness of the Company to pass such cost increases to its clients could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON VIDEO NEWS RELEASES

     A substantial portion of the Company's revenues to date has been derived from the production, distribution and monitoring of VNRs in the U.S. and overseas. A decline in demand for, or reduction in average prices charged by the Company for, VNR services, whether as a result of competition, technological change or otherwise, would have a material adverse effect on the Company's business, operating results and financial condition. Additionally, the Company is dependent upon the willingness of the media outlets to which it supplies VNRs to actually use them on their news broadcasts. Should these media outlets reduce the use of VNRs, there would be a material adverse effect on the Company's business, operating results and financial condition. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business.'

DEPENDENCE ON NEW SERVICES FOR GROWTH

     The Company believes that its growth will depend, in part, on its ability to effectively market recently introduced services and to develop new services in a timely and cost-effective manner. There can be no assurance that the Company will be successful in marketing and developing these recently introduced services or other new services or that if such development is completed, the Company's planned introduction of these services will realize market acceptance or will meet the technical or other requirements of its clients. If the Company is unable to effectively market new services, there could be a material adverse effect on the Company's business, operating results and financial condition. See 'Business.'

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company's growth strategy includes pursuing acquisitions in the communications services industry. The success of this strategy depends not only upon the Company's ability to identify and acquire suitable businesses on a cost-effective basis, but also upon its ability to integrate acquired personnel, operations, products, services and technology into its organization effectively, to retain and motivate key personnel and to retain the clients of acquired firms. There can be no assurance that the Company will be able to achieve any of the foregoing. The Company competes for acquisition opportunities with other companies that have significantly greater financial and other resources than those of the Company. The Company may use Common Stock and/or Preferred Stock (which could result in dilution to the purchasers of the Common Stock offered hereby) or may incur long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in future acquisitions. The Company has no current plans, agreements or commitments and is not currently engaged in any negotiations with respect to any acquisitions.

GLOBAL EXPANSION

     The Company plans to continue its international expansion through direct operations and foreign affiliations. There can be no assurance, however, that the Company's services will achieve market acceptance in other countries. The Company's ability to successfully enter these new markets will depend, in part, on its ability to attract personnel with experience in these locations and to attract partners with the necessary local business relationships. Changes in government policies and regulations in foreign countries could require the Company's services to be redesigned or could restrict the Company's ability to deliver its material. Telecommunications standards in foreign countries differ from those in the U.S. and may require the Company to incur substantial costs and expend significant managerial resources to comply with such standards. Furthermore, international business is subject to country-specific risks and circumstances, including different tax laws, difficulties in expatriating profits, currency exchange rate fluctuations, increases in duties, price controls and the complexities of administering business abroad. These and other related risks and circumstances could have a material adverse effect on the Company's business, operating results and financial condition.



ABILITY TO INTEGRATE NEW TECHNOLOGY

     The communications industry is characterized by rapidly changing technology. The Company's ability to remain competitive will depend in significant part upon its ability to continue to integrate new technology into its services. New technologies, as well as the introduction of services embodying new technologies, could render the Company's existing services obsolete or unmarketable. There can be no assurance that the Company will be successful in identifying and developing new services that respond to technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these services or that its new or enhanced services will adequately meet the requirements of the marketplace and achieve market acceptance. See 'Business.'

COMPETITION

     The markets for the Company's services are highly competitive. The principal competitive factors affecting the Company are effectiveness, reliability, price, technological sophistication and timeliness. Numerous specialty companies compete with the Company in each of its business lines although no single company competes across all service lines. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, sales, marketing and other resources than the Company. In addition, clients could perform internally all or certain of the services provided by the Company rather than outsourcing such services. The Company expects that competition will increase substantially as a result of industry consolidations and alliances, as well as through the emergence of new competitors. The Company believes that the market for communications services may become increasingly concentrated in the future as a result of the acquisition and integration of smaller service providers, which are likely to permit many of the Company's competitors to devote significantly greater resources to the development and marketing of new competitive services. There can be no assurance that existing or future competitors will not develop or offer communications services that provide significant performance, price, creative or other advantages over those offered by the Company. The Company could face competition from companies in related communications markets which could offer services that are similar or superior to those offered by the Company. In addition, national and regional telecommunications providers could enter the market with materially lower electronic delivery costs, and radio and television networks could also begin transmitting business communications separate from their news programming. The Company's ability to maintain and attract clients depends to a significant degree on the quality of services provided and its reputation among its clients and potential clients as compared to that of competitors. There can be no assurance that the Company will not face increased competition in the future or that such competition will not have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF GROWTH; RISKS ASSOCIATED WITH EXPANSION

     The Company's business has grown rapidly in recent years. The Company's expansion has resulted, and is expected in the future to result, in substantial growth in the number of its employees and in increased responsibility for both existing and new management personnel. The Company's success depends to a significant extent on the ability of its executive officers and other members of senior management, only one of whom has any executive management experience with a public company, to manage that growth and operate effectively, both independently and as a group. See 'Management.'

     In addition, the Company plans to expand its services and open new offices. There can be no assurance that the Company will be able to manage its recent or any future expansion effectively and profitably, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. There also can be no assurance that the Company will be able to sustain the rates of growth that it has experienced in the past.

ABSENCE OF LONG-TERM CONTRACTS

     The Company's clients generally retain the Company on a project-by-project basis rather than under long-term contracts. As a result, there can be no assurance that a client will engage the Company for further services once a project is completed. To the extent that a large number of the Company's current clients do not continue to use the Company's services, and the Company is unable to attract new clients, there would be a material adverse effect on the Company's business, operating results and financial condition.

SUSCEPTIBILITY TO GENERAL ECONOMIC CONDITIONS

     The Company's revenues are affected by its clients' marketing communications spending and advertising budgets. The Company's revenues and results of operations may be subject to fluctuations based upon general economic conditions in the geographic locations where it distributes its material. If there were to be a general economic downturn or a recession in these geographic locations, then the Company expects that business enterprises, including its clients and potential clients, could substantially and immediately reduce their marketing and communications budgets. In the event of such an economic downturn, there would be a material adverse effect on the Company's business, operating results and financial condition.

CONCENTRATION OF STOCK OWNERSHIP; POTENTIAL ISSUANCE OF PREFERRED STOCK; PROVISIONS WITH POTENTIAL ANTI-TAKEOVER EFFECTS

     Upon completion of this offering, the executive officers and directors of the Company and their affiliates and other holders of 5% or more of the Common Stock will beneficially own approximately 38.4% of the Common Stock
(approximately   % if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to control or significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See 'Principal Stockholders.'

     In addition, the Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's stockholders. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and of Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company. See 'Management,' 'Certain Transactions,' 'Principal and Selling Stockholders' and 'Description of Capital Stock.'

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law which prevent certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a 'business combination' with any 'interested stockholder' for three years following the date that such stockholder became an 'interested stockholder.' A Delaware corporation may 'opt out' of this law with an express provision in its original certificate of incorporation or an amendment either to its certificate of incorporation or to its by-laws approved by a majority of the outstanding voting shares. The Company has not opted out of the law which may inhibit a third party 'interested stockholder' from commencing a 'business combination.'

DISCRETION IN USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Common Stock offered hereby for general corporate purposes and possible acquisitions. The Company, however, has not designated any specific use for these proceeds. Accordingly, the Company will have complete discretion with respect to the use of these proceeds and there can be no assurance that they can or will be invested to yield a significant return. See 'Use of Proceeds.'

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering there has been no public market for the Company's Common Stock and, although the Company has applied to have the Common Stock approved for quotation and trading on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the Common Stock offered hereby will be determined through negotiations among the Company and the Representatives of the Underwriters and may not be indicative of future market prices. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The trading prices of the Common Stock may be highly volatile and subject to wide fluctuations in response to a number of factors, including variations in operating results, limited trading volume, failure to meet expectations of, or a change in recommendation by, securities analysts, announcements of extraordinary events such as litigation or acquisitions, announcements of technological innovations or new services by the Company or its competitors, as well as trends in the Company's industry and general market conditions. In addition, stock markets have experienced extreme price and volume fluctuations in recent years. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See 'Underwriting.'

IMMEDIATE AND SUBSTANTIAL DILUTION

     Assuming an initial public offering price of $10.00 per share, investors participating in this offering will incur immediate, substantial dilution of approximately $6.14 in the net tangible book value per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to such investors. See 'Dilution.'

SHARES ELIGIBLE FOR FUTURE SALES

     Sales of a substantial number of shares of Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock prevailing from time to time.

     Upon completion of this offering, the Company will have 5,047,933 shares of Common Stock outstanding. Of these shares, 2,000,000 shares of Common Stock offered hereby will be freely transferable without restriction unless purchased by 'affiliates' of the Company as that term is defined under Rule 144 ('Rule 144') promulgated under the Securities Act of 1933, as amended (the 'Securities Act'). The remaining shares will be 'restricted securities' as that term is defined in Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. Subject to the contractual restrictions discussed below, 3,023,933 shares of Common Stock will be eligible for sale under Rule 144 from the date of this Prospectus. 2,111,669 of such shares are entitled to certain registration rights. See 'Description of Capital Stock.' Certain of the Company's stockholders are subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus whether now owned or hereafter acquired by such stockholders or with respect to which such stockholders have or hereafter acquire the power of disposition or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any Common Stock deemed to be beneficially owned by such stockholders, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Such stockholders also have agreed not to exercise their registration rights for 180 days after the date of this Prospectus and have granted Dean Witter Reynolds Inc. the right of first refusal to be engaged as the lead manager of the underwritten public offering of their shares if registration rights are exercised following the expiration of the lock-up period until the date that is 12 months from the date of this Prospectus. The Company has consented to any such engagement of Dean Witter Reynolds Inc. The Company has agreed not to issue or sell any shares of Common Stock, without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus other than the issuance of shares upon the exercise of stock options. Upon the expiration of the 180-day lock-up period, certain of the shares of Common Stock subject to the lock-up agreements will become eligible for sale in the public market subject to the conditions of Rule 144. See 'Underwriting' and 'Shares Eligible For Future Sales.'

     The Company intends to file a Registration Statement on Form S-8 to register the 850,808 shares of Common Stock issuable upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan. Following the filing of the Form S-8, shares of Common Stock issued upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan will be available for sale in the public market upon vesting of such options, subject to Rule 144 volume limitations applicable to affiliates.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be $17.9 million, assuming a public offering price of $10.00 per share, and after deducting the Underwriters' discounts and commissions and the estimated offering expenses payable by the Company.

     The Company intends to use the net proceeds of this offering for general corporate purposes and possible acquisitions. No portion of the proceeds of this offering has been allocated to any specific acquisition. Although the Company reviews and considers possible acquisitions on an on-going basis, no specific acquisitions are planned as of the date of this Prospectus. Pending such uses, the Company plans to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities. See 'Business.'

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock. The Company intends to retain any earnings to provide funds for utilization in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company's loan agreement contains provisions which prohibit the payment of cash dividends by the Company.

                                    DILUTION

     At June 30, 1996 the pro forma net tangible book value of the Company, as adjusted to give effect to PR Data Acquisition and the Preferred Stock Conversions as if such acquisition and the Preferred Stock Conversions had occurred on June 30, 1996, was $1,577,445 or $0.52 per share of Common Stock outstanding. 'Pro Forma net tangible book value' per share represents the total amount of the Company's tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding prior to the offering. After giving effect to the sale by the Company of the 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and offering expenses), the pro forma net tangible book value of the Company at June 30, 1996 would have been $19,477,445 or $3.86 per share. This amount represents an immediate increase of $3.34 per share to existing stockholders and an immediate dilution of $6.14 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Common Stock.......................            $10.00
     Pro forma net tangible book value per share before the offering..................   $0.52
     Increase per share attributable to the offering..................................    3.34
                                                                                         -----
Pro forma net tangible book value per share of Common Stock after the offering........              3.86
                                                                                                  ------
Dilution per share to new investors in the offering...................................            $ 6.14
                                                                                                  ------
                                                                                                  ------

     The following table sets forth, on a pro forma basis at June 30, 1996, after giving effect to the PR Data Acquisition, the Preferred Stock Conversions and the offering, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock offered hereby (assuming an initial public offering price of $10.00 per share before deducting underwriting discounts and offering expenses):

                                               SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                             ---------------------     ----------------------      PRICE
                                               NUMBER      PERCENT       AMOUNT       PERCENT    PER SHARE
                                             ----------    -------     -----------    -------    ---------
Existing stockholders(1)..................    3,047,933      60.4%     $ 3,879,606      16.2%     $  1.27
New investors(1)..........................    2,000,000      39.6       20,000,000      83.8        10.00
                                             ----------    -------     -----------    -------
Total.....................................    5,047,933     100.0%     $23,879,606     100.0%
                                             ----------    -------     -----------    -------
                                             ----------    -------     -----------    -------

------------------
(1) If the over-allotment option is exercised in full, sales by Selling Stockholders will reduce the number of shares held by the existing stockholders to 2,747,933 shares or approximately 54.4% of the total shares of Common Stock outstanding and will increase the number of shares held by new investors to 2,300,000 or approximately 45.6% of the total shares of


    Common Stock outstanding after this offering. See 'Principal and Selling Stockholders.'

     The foregoing computations assume no exercise of options to purchase 569,594 shares of Common Stock reserved for issuance under the Company's Stock Option Plan at a weighted average exercise price of $3.16 per share and 62,400 shares of Common Stock reserved for issuance under the Directors Stock Option Plan at an exercise price of $3.54 per share. To the extent that any outstanding options are exercised, there will be further dilution to new investors. See 'Management.'

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) on an actual basis as of June 30, 1996 and (ii) pro forma as adjusted after giving effect to the PR Data Acquisition, the Preferred Stock Conversions and the issuance and sale by the Company of the 2,000,000 shares of Common Stock offered hereby, at an estimated initial public offering price of $10.00 per share, and the receipt of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. This table should be read in conjunction with the Financial Statements and related Notes thereto, 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Unaudited Pro Forma Condensed Combined Financial Statements appearing elsewhere in this Prospectus.

                                                                                   JUNE 30, 1996
                                                                             -------------------------
                                                                                            PRO FORMA
                                                                               ACTUAL      AS ADJUSTED
                                                                             ----------    -----------
Current portion of long-term debt........................................    $       --    $    36,709
                                                                             ----------    -----------
                                                                             ----------    -----------
Long-term debt...........................................................    $       --    $   293,291
Stockholders' equity(1)
  Preferred Stock, $.01 par value, 1,000,000 shares authorized; none
     issued and outstanding, actual and pro forma as adjusted............            --             --
  Series A, 10% Cumulative Convertible Preferred Stock, $1.50 par value;
     655,417 shares authorized, issued and outstanding actual; none
     issued and outstanding pro forma as adjusted........................       983,126             --
  Series B, 10% Cumulative Preferred Stock, $1.35 par value; 475,185 shares authorized, issued and outstanding actual; none issued and
     outstanding pro forma as adjusted...................................       641,500             --
  Series C, 10% Cumulative Convertible Preferred Stock, $2.75 par value;
     645,455 shares authorized; 629,130 shares issued and outstanding
     actual; none issued and outstanding pro forma as adjusted...........     1,730,107             --
  Common Stock, $.01 par value, 15,000,000 shares authorized; 912,264 shares issued and outstanding actual; 5,047,933 shares issued and
     outstanding pro forma as adjusted...................................         9,123         50,479
Additional paid-in capital...............................................       360,750     21,729,127
Accumulated deficit......................................................      (794,612)      (794,612)
Equity adjustment for foreign currency translation.......................          (634)          (634)
                                                                             ----------    -----------
  Total stockholders' equity.............................................     2,929,360     20,984,360
                                                                             ----------    -----------
Total capitalization.....................................................    $2,929,360    $21,277,651
                                                                             ----------    -----------
                                                                             ----------    -----------

------------------
(1) Does not include an aggregate of (i) 569,594 shares of Common Stock issuable upon exercise of options outstanding under the Company's Stock Option Plan at a weighted average exercise price of $3.16 per share of Common Stock and
    (ii) 62,400 shares of Common Stock reserved for issuance upon exercise of options outstanding under the Directors Stock Option Plan, at an exercise price of $3.54 per share.

                         SELECTED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

     The following selected historical financial information presented below as of and for each of the five years ended December 31, 1995 have been derived from financial statements of the Company audited by KPMG Peat Marwick LLP, independent certified public accountants. The financial statements as of December 31, 1994 and 1995 and for each of the years in the three year period ended December 31, 1995 are included elsewhere in this Prospectus. The selected unaudited historical information presented below for the six month periods ended June 30, 1995 and 1996 and as of June 30, 1996, are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited financial information reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information for such periods and as of such date. The results of the six month periods ended June 30, 1995 and 1996 are not necessarily indicative of results to be expected for the full year.
     The unaudited pro forma information gives effect to the PR Data Acquisition and the Preferred Stock Conversions as if each had occurred on or at the beginning of the period presented. The pro forma information is not necessarily indicative of the results of operations or the financial condition that would have been reported if the PR Data Acquisition had occurred during those periods, or as of those dates, or that may be reported in the future.
     This data should be read in conjunction with the historical financial statements of the Company and PR Data Systems Inc. ('PR Data') and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company appearing elsewhere in this Prospectus.


                                                                                                            SIX MONTHS ENDED
                                                      YEARS ENDED DECEMBER 31,                                  JUNE 30,
                                 --------------------------------------------------------------------  ---------------------------
                                   1991        1992        1993       1994              1995            1995           1996
                                 --------    --------    --------   --------    --------------------   ------   ------------------
                                                                                              PRO                           PRO
                                                                                 ACTUAL      FORMA     ACTUAL   ACTUAL     FORMA
                                                                                --------   ---------   ------   ------   ---------
STATEMENT OF OPERATIONS DATA:
Revenues.......................  $  4,891    $  5,802    $  6,065   $  7,548    $ 10,625   $ 12,237    $4,937   $7,431    $ 8,212
Direct costs...................     1,867       2,225       2,629      3,039       4,553      4,745    2,205    3,208       3,263
                                 --------    --------    --------   --------    --------   ---------   ------   ------   ---------
Gross profit...................     3,024       3,577       3,435      4,509       6,071      7,492    2,732    4,223       4,949
General and administrative
  expenses.....................     2,937       3,437       3,651      4,069       5,373      6,787    2,477    3,400       4,110
                                 --------    --------    --------   --------    --------   ---------   ------   ------   ---------
Operating income (loss)........        87         140        (215)       440         698        705      255      823         839
Other income (expense).........       (12)         18          (3)         1          15        (11)       8       13          (9)
                                 --------    --------    --------   --------    --------   ---------   ------   ------   ---------
Income (loss) before income
  taxes........................        75         158        (218)       441         713        694      263      836         830
Income tax expense (benefit)...        26          63          13     (1,023)(1)     332        320      123      341         332
                                 --------    --------    --------   --------    --------   ---------   ------   ------   ---------
Income (loss) from continuing
  operations before
  discontinued operations and
  extraordinary
  item.........................        49          95        (231)     1,464(1)      381        374      140      495         498
Net income (loss)..............  $     21(2) $    144(2) $   (231)  $  1,464(1) $    381   $    374    $ 140    $ 495     $   498
                                 --------    --------    --------   --------    --------   ---------   ------   ------   ---------
                                 --------    --------    --------   --------    --------   ---------   ------   ------   ---------
Net income (loss) applicable to
  common stock.................  $   (295)(2) $   (184)(2) $   (566) $  1,129   $     46   $    374    $ (28)   $ 327     $   498
Net income (loss) before tax
  valuation reversal(1)........  $     21 (2) $    144 (2) $   (231) $    222   $    381   $    374    $ 140    $ 495     $   498
Pro forma net income per
  share(3)                                                                      $   0.11   $   0.11    $0.04    $0.14     $  0.14
Shares used to compute pro
  forma net income per
  share(3).....................                                                    3,453      3,485    3,453    3,453       3,485
OTHER DATA:
Number of offices..............         4            4            5         6          7          8        6        7           8
Average revenues per sales
  employee.....................  $326,000     $322,000     $347,000  $414,000   $506,000   $532,000

                                                                       DECEMBER 31,                        JUNE 30, 1996


                                                      ----------------------------------------------    -------------------
                                                       1991      1992      1993      1994      1995     ACTUAL    PRO FORMA
                                                      ------    ------    ------    ------    ------    ------    ---------
BALANCE SHEET DATA:
Working capital....................................   $  248    $  370    $  218    $  887    $1,722    $2,115     $ 1,828
Total assets.......................................    1,399     1,483     1,683     3,237     4,387     5,555       6,688
Long-term debt, net of current portion.............       30        --        --        --        --        --         293
Stockholders' equity...............................      488       750       557     2,017     2,425     2,929       3,084

------------------
(1) In accordance with Statement of Financial Accounting Standards No. 109, the Company reversed its valuation allowance against deferred tax assets in the amount of $1,242,000 in 1994. See Note 5 to the Company's Financial Statements.

(2) Includes a loss of $40,000 from discontinued operations in 1991 and the utilization of net operating losses resulting in tax benefits of $12,000 in 1991 and $49,000 in 1992.

(3) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the number of shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with the Selected Financial Information of the Company and the Financial Statements of the Company and the Notes thereto included elsewhere in the Prospectus.

     The Company was formed in September 1986 and initially concentrated on the satellite distribution of VNRs and the electronic monitoring of their broadcast on television. The Company has grown as a result of the introduction of new services and domestic and international expansion. The Company now provides a wide array of services on a worldwide basis. These services include video distribution and monitoring (introduced in 1987), live broadcasts, including satellite media tours and video conferencing (1988), video production, research and analysis of marketing communications campaigns and programs (1994) and audio distribution and production (1996). Services introduced since 1994 (video production, audio distribution and production, and research and analysis) accounted for approximately 25% of revenues for the six months ended June 30, 1996. The PR Data Acquisition in July 1996 has expanded the Company's research capabilities and added print news release distribution services. The following table illustrates on a percentage of revenues basis the changing mix of the Company's revenues since 1992:

                                            YEARS ENDED DECEMBER 31,      SIX MONTHS ENDED
                                                                              JUNE 30,
                                          ----------------------------    ----------------
               SERVICES                   1992    1993    1994    1995          1996
---------------------------------------   ----    ----    ----    ----    ----------------
Video distribution and monitoring......    73%     75%     73%     61%           53%
Video production.......................    --      NM       7      12            20
Live broadcasts........................    27      25      20      22            22
Audio distribution and production......    --      --      --      --             2
Research and analysis..................    --      --      NM       5             3

     The Company launched its international services and established an office in London in 1993. The Company has since developed 17 affiliate relationships which enable the Company to provide global production and distribution. International revenues more than quadrupled from $360,000 in 1993 to $1.5 million in 1995. International revenues increased by $836,000, or 131.7% from $635,000 for the six months ended June 30, 1995 to $1.5 million for the six months ended June 30, 1996.

     In addition to adding new services, the Company has continued to expand geographically by adding new offices, most recently in Dallas in 1994 and Atlanta in 1995, and by adding personnel to existing offices. Each new office has resulted in the development of new client relationships.



     Clients pay for production, distribution, monitoring and live broadcasts on a fixed-fee basis. The Company does not charge the media for airing the clients' material. The Company's revenues do not depend on the usage by the media of the clients' material. The Company's production department specifies in advance of each project the services to be provided for the specified fee. In the event that a project requires additional services, the client incurs additional fees. Research is conducted pursuant to contracts and on a project basis. These contracts and projects are priced on a fixed-fee basis. Distribution and live broadcast revenues are recognized upon the completion of the project. Video production and research revenues are recognized on the percentage of completion basis. Generally, video production projects are completed within one month from the time they are initiated; research projects can last for up to one year.

     Direct costs include costs associated with the use of the AP Express/Medialink Newswire, satellite transmission, electronic monitoring, production crews, editing, studios, tabulation services and sales commissions. Satellite transmission costs have increased during the past two years. During the third quarter of 1995 the Company began to pass such increase in costs to its clients. General and administrative expenses include all salary-related costs as well as general overhead costs such as advertising, travel and entertainment expenses, and rent.

     The Company experiences quarterly seasonal variations in revenues as a result of several factors, including its clients' business cycles and timing of product introductions. Accordingly, since the Company's salary and overhead costs are relatively stable from quarter to quarter, the Company's results from operations have been higher in the second and fourth quarters of the fiscal year. In addition, the Company's gross profit margins reflect the mix of business between the Company's services.

     The Company consummated the PR Data Acquisition in July 1996. PR Data had revenues of approximately $1.7 million in 1995. The Company paid for the PR Data Acquisition through the payment of $120,000 cash, the issuance of 24,000 shares of Common Stock and the assumption of certain liabilities not to exceed the book value of the assets acquired by $372,000. In addition, the Company will make payments in the aggregate amount of $410,000 payable over the next five years under the terms of non-compete agreements with certain officers and stockholders of PR Data. The transaction was accounted for as a purchase.

GENERAL

Results of Operations

     The following table sets forth for the periods indicated certain components of the Company's statement of operations as a percentage of revenues.

                                                                             YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------------


                                                           1993                        1994                        1995
                                                 ------------------------    ------------------------    ------------------------
Revenues......................................             100.0%                      100.0%                      100.0%
Direct costs..................................              43.4                        40.3                        42.9
                                                          ------                      ------                      ------
Gross profit..................................              56.6                        59.7                        57.1
General and administrative expenses...........              60.2                        53.9                        50.6
                                                          ------                      ------                      ------
Operating income (loss).......................              (3.6)                        5.8                         6.5
Other income..................................                --                          --                         0.1
                                                          ------                      ------                      ------
Income (loss) before income taxes.............              (3.6)                        5.8                         6.6
Income tax expense (benefit)..................               0.2                       (13.6)(1)                     3.1
                                                          ------                      ------                      ------
Net income (loss).............................              (3.8)%                      19.4%(1)                     3.5%
                                                          ------                      ------                      ------
                                                          ------                      ------                      ------

                                                  SIX MONTHS ENDED JUNE 30,
                                                ------------------------------
                                                    1995             1996
                                                -------------    -------------
Revenues......................................      100.0%           100.0%
Direct costs..................................       44.7             43.2
                                                   ------           ------
Gross profit..................................       55.3             56.8
General and administrative expenses...........       50.2             45.8
                                                   ------           ------
Operating income (loss).......................        5.1             11.2
Other income..................................        0.1              0.2
                                                   ------           ------
Income (loss) before income taxes.............        5.2             10.8
Income tax expense (benefit)..................        2.4              4.6
                                                   ------           ------
Net income (loss).............................        2.8%             6.6%
                                                   ------           ------
                                                   ------           ------

------------------
(1) In accordance with Statement of Financial Accounting Standards No. 109, the Company reversed its valuation allowance against deferred tax assets in the amount of $1,242,000 in 1994. See Note 5 to the Company's Financial Statements.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

     Revenues. Revenues increased by $2.5 million, or 50.5%, from $4.9 million for the six months ended June 30, 1995 (the 'June 1995 Period') to $7.4 million for the six months ended June 30, 1996 (the 'June 1996 Period'). This increase was primarily due to increased sales of VNR production services, which increased by $1.0 million, increased sales of VNR distribution services, which increased by $902,000, and live broadcast services, which increased by $370,000. International revenues contributed $836,000 to this growth.

     Direct Costs. Direct costs increased by $1.0 million, or 45.5%, from $2.2 million for the June 1995 Period to $3.2 million for the June 1996 Period. Direct costs as a percentage of revenues decreased to 43.2% of revenues for the June 1996 Period from 44.7% of revenues for the June 1995 Period, reflecting an increase in business activity and the mix of business during the period.

     General and Administrative Expenses. General and administrative expenses increased by $920,000, or 37.3%, from $2.5 million for the June 1995 Period to $3.4 million for the June 1996 Period. General and administrative expenses as a percentage of revenues decreased to 45.8% for the June 1996 Period from 50.2% for the June 1995 Period. Salary-related costs increased by $500,000 as the Company strengthened its upper and mid-level management and expanded its sales staff. In addition, sales and marketing costs increased by $116,000 for the June 1996 Period.

     Operating Income. As a result of the foregoing, operating income increased by $568,000, or 222.7% from $255,000 for the June 1995 Period to $823,000 for the June 1996 Period. As a percentage of revenues, operating income for the June 1996 Period was 11.0% as compared with 5.1% for the June 1995 Period.

     Income Tax Expense (Benefit). Income tax expense reflects an allocation based on the full year anticipated tax expense. Combined federal, state and local taxes were estimated at 40.8% for the June 1996 and June 1995 Periods.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     Revenues. Revenues increased by $3.1 million, or 40.7%, from $7.5 million for the year ended December 31, 1994 to $10.6 million for the year ended December 31, 1995. The increase was primarily due to increased sales of VNR distribution services, which increased by $930,000, VNR production services, which increased by $780,000, live broadcast services, which increased by $780,000, and research and analysis services, which increased by $500,000. These increases were primarily attributable to international revenue growth which increased by $650,000, improved productivity of the Company's sales and marketing team, the growth of U.S. production services and the introduction of research and analysis services at the end of 1994.

     Direct Costs. Direct costs increased by $1.6 million, or 49.9%, from $3.0 million in 1994 to $4.6 million in 1995. Direct costs as a percentage of revenues increased from 40.3% of revenues for 1994 to 42.9% of revenues for 1995. This increase was attributable to a change in the mix of the Company's business and an increase in satellite costs.

     General and Administrative Expenses. General and administrative expenses increased by $1.3 million, or 32.0%, from $4.1 million in 1994 to $5.4 million in 1995. General and administrative expenses as a percentage of revenues decreased to 50.6% in 1995 from 53.9% in 1994. Salary-related costs increased by $700,000 in 1995 as the Company increased its staff to respond to the increased demand for the Company's services and sales and marketing costs increased by $100,000 in 1995.

     Operating Income. As a result of the foregoing, operating income increased by $258,000, or 58.6%, from $440,000 in 1994 to $698,000 in 1995. As a percentage of revenues, operating income for 1995 was 6.5% as compared with 5.8% for 1994.

     Income Tax Expense (Benefit). In 1994 the income tax benefit resulted primarily from the reversal of the balance of the Company's valuation allowance on deferred tax assets in accordance with SFAS No. 109 as a result of the Company's determination that it had become more likely than not that such deferred tax assets would be realized.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

     Revenues. Revenues increased by $1.5 million, or 24.4%, from $6.0 million for the year ended December 31, 1993 to $7.5 million in the year ended December 31, 1994. This increase was primarily due to increased sales of VNR distribution services which increased by $1.0 million, and VNR production services which increased by $490,000. These increases were primarily attributable to improved productivity of the Company's sales and marketing team, the introduction of VNR production services in the U.S. and international revenue growth which increased by $475,000.

     Direct Costs. Direct costs increased by $409,000, or 15.6%, from $2.6 million in 1993 to $3.0 million in 1994. Direct costs as a percentage of revenues decreased to 40.3% in 1994 from 43.3% in 1993. The gross margin improved as a result of the change in the mix in the Company's business.

     General and Administrative Expenses. General and administrative expenses increased by $418,000, or 11.5%, from $3.7 million in 1993 to $4.1 million in 1994. General and administrative expenses as a percentage of revenues decreased to 53.9% in 1994 from 60.2% in 1993. Salary-related costs increased by $219,000 in 1994 and sales and marketing costs increased by $84,000 in 1994.

     Operating Income (Loss). As a result of the foregoing, operating income increased by $656,000, from an operating loss of $215,000 in 1993 to an operating profit of $440,000 in 1994. As a percentage of revenues, operating income for 1994 was 5.8% as compared with a loss of 3.5% for 1993.

     Income Tax Expense (Benefit). Income tax expense reflected on the statement of operations represents federal, state and local taxes. In 1994 the income tax benefit resulted primarily from the reversal of the Company's valuation allowance on deferred tax assets in accordance with SFAS No. 109. In 1993, income tax expense reflected state and local taxes as the Company had determined that, based on its operating losses and the level of its deferred tax assets, it was unable to conclude that it was more likely than not that such deferred tax assets would be realized in the future.

QUARTERLY RESULTS

     The Company experiences quarterly seasonal variations in revenues as a result of several factors, including its clients' business cycles and timing of product introductions. Accordingly, since the Company's salary and overhead costs are relatively stable from quarter to quarter, the Company's results from operations have been higher in the second and fourth quarters. The following table presents the Company's operating results for the eight quarters ended June 30, 1996. The information for each of these quarters is unaudited but has been prepared on the same basis as the Company's audited financial statements and in the opinion of the Company's management reflects all the adjustments made in conjunction with the Company's audited financial statements and notes thereto appearing elsewhere in the prospectus. Operating results for any quarter are not indicative of results for any future periods.

                                                                       THREE MONTHS ENDED
                                 ----------------------------------------------------------------------------------------------
                                 SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                     1994            1994         1995        1995         1995            1995         1996
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
                                                                         (IN THOUSANDS)
Revenues......................      $ 1,773        $  2,126      $ 2,018    $  2,920      $ 2,445        $  3,242      $ 3,329
Direct costs..................          756             860          876       1,329        1,078           1,270        1,439
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Gross profit..................        1,017           1,266        1,142       1,591        1,367           1,972        1,890
General and administrative
  expenses....................        1,020           1,099        1,192       1,284        1,319           1,578        1,568
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Operating income (loss).......           (3)            167          (50)        307           48             394          322
Other income..................            1               2            3           4            5               3            7
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Income (loss) before taxes....           (2)            169          (47)        311           53             397          329
Income tax expense
  (benefit)...................           (1)             69          (22)        145           25             185          134
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Net income (loss).............      $    (1)       $    100      $   (25)   $    166      $    28        $    212      $   195
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Pro forma net income (loss)
  per share(1)................      $    --        $   0.03      $ (0.01)   $   0.05      $  0.01        $   0.06      $  0.05


                                JUNE 30,
                                  1996
                                --------

Revenues......................  $  4,102
Direct costs..................     1,769


                                --------
Gross profit..................     2,333
General and administrative
  expenses....................     1,832
                                --------
Operating income (loss).......       501
Other income..................         6
                                --------
Income (loss) before taxes....       507
Income tax expense
  (benefit)...................       207
                                --------
Net income (loss).............  $    300
                                --------
                                --------
Pro forma net income (loss)
  per share(1)................  $   0.09

                                                                  AS A PERCENTAGE OF REVENUES
                                 ----------------------------------------------------------------------------------------------
Revenues......................        100.0%          100.0%       100.0%      100.0%       100.0%          100.0%       100.0%
Direct costs..................         42.6            40.5         43.4        45.5         44.2            39.2         43.2
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Gross profit..................         57.4            59.5         56.6        54.5         55.8            60.8         56.8
General and administrative
  expenses....................         57.6            51.6         59.0        44.0         53.9            48.7         47.1
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Operating income (loss).......         (0.2)            7.9         (2.4)       10.5          1.9            12.1          9.7
Other income..................           --              --          0.1         0.1          0.2             0.1          0.2
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Income (loss) before taxes....         (0.2)            7.9         (2.3)       10.6          2.1            12.2          9.9
Income tax expense
  (benefit)...................         (0.1)            3.2         (1.1)        5.0          1.0             5.7          4.0
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
Net income (loss).............         (0.1)%           4.7%        (1.2)%       5.6%         1.1%            6.5%         5.9%
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------
                                 -------------   ------------   ---------   --------   -------------   ------------   ---------


Revenues......................     100.0%
Direct costs..................      43.1
                                --------
Gross profit..................      56.9
General and administrative
  expenses....................      44.7
                                --------
Operating income (loss).......      12.2
Other income..................       0.1
                                --------


Income (loss) before taxes....      12.3
Income tax expense
  (benefit)...................       5.0
                                --------
Net income (loss).............       7.3%
                                --------
                                --------

------------------
(1) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the number of shares.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations primarily through cash generated from operations. Since the end of 1994, the Company's cash balance has increased by approximately $231,000 from $262,000 as of December 31, 1994 to $493,000 as of June 30, 1996 as a result of continued profitability. The Company has no capital expenditure plans other than in the ordinary course of business consistent with its prior practices. Capital expenditures were approximately $394,000 for 1995 and $288,000 for the six months ended June 30, 1996. The Company believes that the net proceeds from the offering and cash flow from operations will be sufficient to fund its cash needs for at least the next twelve months.

     The Company has a $500,000 line of credit facility secured by the Company's accounts receivable which matures on February 28, 1997, bears interest at the prime rate plus 1% and is payable monthly. Under the terms of the line of credit, the Company is prohibited from paying cash dividends on its stock. As of June 30, 1996 the Company had no borrowings outstanding on the line of credit.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

     Long-Lived Assets. In March 1995, the Financial Accounting Standards Board ('FASB') issued SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' This statement is effective for fiscal years beginning after December 15, 1995. The adoption of this statement in fiscal 1996 did not have a material effect on the Company's financial statements.

     Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123, 'Accounting for Stock-Based Compensation,' which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for non-employee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No.


123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion ('APB') No. 25, 'Accounting for Stock Issued to Employees,' but would be required to disclose in a note to the financial statements pro forma net income and per share amounts as if the company had applied the new method of accounting. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements regardless of the method chosen to measure and recognize compensation for employee stock-based arrangements. The Company has elected to continue to account for such transactions under APB No. 25 and will disclose the required pro forma effect on net income and earnings per share in its annual financial statements.

                                    BUSINESS

     Medialink is a leading worldwide provider of video and audio production and distribution services for businesses and other organizations seeking to communicate their news through television, radio and other media. The Company's principal services are based on its core business -- satellite distribution of VNRs and the electronic monitoring of their broadcast on television. A VNR is the video equivalent of a conventional press release and is used for the same purposes, such as to introduce a new product or service, explain a technological breakthrough, communicate during a crisis or advocate a position on an issue of public concern. VNRs are produced for easy integration into newscasts and are distributed to the media for their use in complete or edited form.

     The Company began offering video production services in 1994 and has since developed a full range of video, audio and print services which it now provides on a global basis. Medialink enables its clients to reach more than 3,000 newsrooms at television and radio networks, local stations, cable channels, direct broadcast satellite systems, as well as on-line services, including those available on the Internet. The Company also coordinates live television interviews through satellite media tours (SMTs) and produces live broadcasts of newsworthy events for its clients. Similar to its video services, the Company also offers its clients audio news releases (ANRs) and radio media tours (RMTs). The Company believes that its proprietary database of over 40,000 news contacts, which includes their editorial preferences and technical requirements, increases the Company's efficiency.

     The Company has provided its services to more than 1,100 clients over the last twenty-four months. The Company's clients include corporations such as General Motors, IBM, Johnson & Johnson, Sony and Ciba Geigy/Sandoz; organizations such as the American Association of Retired Persons and the AFL-CIO; and the world's largest marketing communications firms such as Burson-Marsteller, Hill & Knowlton, Edelman Public Relations Worldwide and the Shandwick Group. No single client accounted for more than 4% of the Company's revenues in 1995. Materials distributed by the Company have aired on ABC, CBS, NBC and their affiliates, as well as CNN and CNBC in the United States, and the BCC, CNN International, Sky News, RAI (Italy) and NHK (Japan) internationally.



     As an integral part of its services, the Company monitors media usage of the material it distributes. Television usage is monitored using electronic technology and data provided by several independent services, including Nielsen Media Research and Competitive Media Reporting. Radio usage is monitored using data provided by independent news tracking services, as well as data collected automatically when radio stations call in to the Company's automated digital ANR retrieval system. The Company provides its clients with monitoring reports which include the date and time at which the clients' material was used, the media and markets in which it was used and a report on the size and demographic composition of the audience. The Company believes that this ability to accurately monitor and report usage on a timely basis is critical to its success. The Company also offers research and analysis services which provide customized studies to measure the results of clients' public relations programs, analyze competitive trends and measure return on investment of their marketing communications efforts. As a result of the PR Data Acquisition in July 1996, the Company expanded its research capabilities and added print news release distribution services. In August 1996 the Company changed its corporate name from Video Broadcasting Corporation to Medialink Worldwide Incorporated.

INDUSTRY BACKGROUND

     While the Company serves a global marketplace, it believes that the North American and United Kingdom markets for its services total approximately $500 million. The Company believes that the following trends have created growing opportunities for its services in domestic and international markets:

     Increasing Importance of Television as a Communications Medium. The average amount of time that Americans over the age of 18 spend watching television has increased by 5% over the last five years to 30 hours per week per person and is projected to grow an additional 5% over the next five years according to a regularly published industry source. At the same time, the average time spent by that same group reading newspapers has declined nearly 5% over this period to 3.25 hours per week and is expected to continue to decline over the next five years according to the same source. In addition, a 1994 survey by the Roper organization indicates that 72% of Americans get most of their news from television.

     Growing Number of Media Outlets. As the number of traditional media outlets (broadcast, cable television and radio) has increased and as new media outlets (on-line and Internet) develop, there has also been a proliferation of news programs such as MSNBC and CNNfn. As a result, it has become more difficult to deliver newsworthy material effectively to all media outlets. Increasingly, organizations and their marketing communications firms are looking for cost-effective and efficient ways of reaching all of these media outlets.

     Outsourcing of Communications Services. At the same time that new technologies and new media outlets have rendered marketing communications more complex, few organizations have developed the capacity to provide key marketing communications services (including video production and distribution) internally. Many organizations have also followed the trend of reducing their marketing communications staffs and now often outsource these functions. Outside service providers offer several advantages, including: the ability to reach a greater share of the available media; the avoidance of costs such as hiring additional staff; and the opportunity to act quickly by utilizing the outside service providers' distribution channels that could take months or years to develop internally.

THE COMPANY'S COMPETITIVE ADVANTAGES

     The Company believes that it is strategically positioned to benefit from industry trends because of its ability to provide a wide array of video and audio production, distribution, monitoring and research services on a worldwide basis. The Company's competitive advantages include its extensive operating history with media outlets, key industry relationships, prominent client base, combination of professional skills, ability to integrate new technology and worldwide production and distribution capabilities.

     Extensive Operating History with Media Outlets. The Company has completed more than 10,000 projects over the course of its ten years of operations and, as a result, has developed strong relationships with both television and radio newsrooms worldwide. As evidenced by the frequent usage of its news releases by media outlets, the Company believes that it has developed a reputation as a reliable producer of newsworthy, broadcast-quality VNRs and ANRs. In addition, the Company has created a proprietary database of information about more than 740 television stations, more than 2,300 radio stations in the U.S. and 300 other media outlets worldwide. This database contains historical usage patterns of the stations, information preferences demonstrated by the stations' news directors and editors and incorporates underlying demographic data describing the audiences reached by each station.

     Key Industry Relationships. The Company has established key relationships with prominent news distribution and support services companies. For the past nine years, the Company has benefited from an exclusive arrangement with the AP for the use of its dedicated links to newsroom computers at television and, recently, radio stations in the U.S., to notify stations of upcoming video and audio satellite transmissions. This system is the largest advisory service for satellite-delivered news, and is relied upon by television and radio stations across the U.S. The Company also uses the AP for audio transmissions by satellite. In addition, through an agreement with ABC Radio, the Company's audio services reach more than 2,300 radio stations in the U.S. Medialink primarily monitors domestic television station usage of VNRs, SMTs and live broadcast events under an agreement with Nielsen Media Research and also uses Competitive Media Reporting's monitoring services.

     Prominent Client Base. The Company has provided its services to more than 1,100 clients worldwide since 1994. The Company has developed client relationships with such companies as AT&T, Columbia Tristar Pictures, Federal Express, General Mills, Hasbro, Intel, MCI and Toyota. The Company also works with the world's largest public relations firms, not-for-profit organizations and government entities. The clients for the Company's research and analysis services include corporations such as GTE, General Motors, Kraft Foods, Miller Brewing and NYNEX. Repeat assignments from established clients represented a significant portion of the Company's revenues for fiscal 1995 and the six months ended June 30, 1996, accounting for 63% and 73%, respectively. The Company believes that the prominence of its client base enhances its reputation among news professionals and helps it attract new clients.

     Combination of Professional Skills. The Company's staff is comprised of professionals from the fields of public and investor relations, broadcast and print journalism, production and distribution technology and media and marketing research. This combination of skills enhances the Company's understanding of the communications services industry and has enabled the Company to develop its wide-ranging expertise. The public relations skills of its staff helps the Company to effectively articulate the messages that its clients want to communicate. The broadcast and print journalism background of its employees provides the Company with the ability to translate the messages into video and audio content in a broadcast style that is familiar to the news media and that can be easily integrated into news programming. The production and distribution technology background of the Company's operations staff contributes a broad understanding of newsrooms' technical requirements which enables the Company to adapt its services to changes in hardware and transmission systems. The media and marketing background of the Company's research personnel enables Medialink to integrate sophisticated market research techniques into its services.

     Ability to Integrate New Technology. The Company's ability to integrate new technology into its services significantly enhances its high-quality, cost-effective services worldwide. Medialink adapts and implements new technology through internal development and deployment, strategic alliances and marketing and vendor agreements. Currently, the Company is experimenting with digital video and audio transmission and retrieval systems. The Company continuously monitors technological developments that have the potential to enhance the value of its services.

     Worldwide Distribution and Production. The Company offers its services on a worldwide basis through all of its offices and through a network of 17 affiliates. The affiliates are independently owned companies which possess production and marketing capabilities as well as demonstrated working relationships with local media. All affiliates are trained in the Company's methods of operation. In Asia, the Pacific Rim, South Africa and Latin America, the affiliates market the Company's services and provide the Company's clients with production, distribution and monitoring services. In Europe, the affiliates market the Company's services to their own clients and provide production services for the Company's clients.

STRATEGY

     The Company's strategy is to maintain and leverage its leading position in video distribution to become the premiere provider of production, distribution and monitoring services for its clients' news across all media. The Company believes that it can continue to broaden its communications services and reach its strategic objective by (i) developing new services; (ii) leveraging its client relationships by cross-marketing services to its clients; (iii)


continuing its global expansion; and (iv) pursuing acquisitions and strategic alliances with companies that can add to the Company's service capabilities or geographic scope. The following are the key elements of the Company's strategy:

     Develop New Services. In recent years the Company has expanded its services beyond its original video distribution and live broadcast services. Video production, introduced in 1994, contributed 20% of revenues in the first six months of 1996; and research and analysis, and audio production and distribution services, introduced in 1994 and 1996, respectively, contributed 5% of revenues during such periods. The Company developed its audio services to satisfy the demand of existing clients and to offer its services to an expanded range of clients. With the PR Data Acquisition in July 1996, the Company expanded its research capabilities and added print news release distribution services. The Company is currently developing digital video and audio distribution services for the Internet.

     Leverage Client Relationships through Cross-Marketing. The Company's client relationships typically begin with a single project, but often develop to a point where a client may use several of the Company's services on multiple occasions. The Company intends to leverage its client relationships by selling its clients additional communications services, including the production of VNRs and the production and distribution of ANRs. At present, fewer than 20% of the Company's clients use its video production services and fewer than 2% use its audio production and distribution services. The Company also intends to market its expanded research and analysis service to its clients and to offer its existing services to PR Data clients. Because production and research services require a higher degree of collaboration between the Company and its clients and are typically delivered over a longer period of time, the Company believes that these services contribute to developing closer client relationships, thus increasing the Company's opportunity to sell clients a broader range of services.

     Continue to Expand Globally. Since the Company established operations in London, approximately 30% of the Company's annual revenue growth has been from international operations. The Company has expanded and will continue to expand its client base through aggressive marketing, the establishment of additional sales offices in the U.S., the expansion of its international affiliate network, particularly in Asia and the Pacific Rim, and the hiring of additional personnel.

     Pursue Acquisitions and Strategic Alliances. The Company operates within a fragmented industry that includes competitors which do not have the resources to take advantage of emerging technologies or to offer a full range of integrated communications support services. At the same time, the Company believes that its clients are increasingly demanding a full array of integrated services on a worldwide basis. The Company believes that these trends will encourage consolidation within the industry and create opportunities for acquisitions and strategic alliances. No specific acquisitions are planned as of the date of this


Prospectus. There can be no assurance that the Company will be successful in acquiring and then integrating acquired operations and personnel. See 'Risk Factors.'

MEDIALINK CLIENTS AND SERVICES

     The Company offers its clients a wide array of services which may be purchased individually or in a customized package. The Company's services include the following:

                                 VIDEO SERVICES
                      ------------------------------------

Video News Release Distribution
  and Monitoring:
     Domestic
     International
     Electronic Press Kits

Internet Delivery
  (under development)

Live Broadcasts:
  Satellite Media Tours
  Special Event Broadcasts
  Video Conferences

Video News Release Production:
  Domestic
  International

Public Service Announcements

                                 AUDIO SERVICES
                      ------------------------------------

Audio News Release Distribution
  and Monitoring:
     Domestic
     International

Radio Media Tours
Audio Conferences
Public Service Announcements
Internet Delivery
  (under development)

                                  RESEARCH AND
                               ANALYSIS SERVICES
                               AND OTHER SERVICES
                      ------------------------------------

News Coverage Analysis
Campaign Effectiveness


  Assessment
Competitive Analysis
Performance Benchmarking
Press Release Distribution

CLIENTS

     The Company has a wide variety of clients, either directly or through the client's marketing communications support firms. Clients range from Fortune 100 companies to trade associations, government entities and not-for-profit organizations. Client relationships generally begin with a limited assignment and have often grown to the provision of a variety of integrated services. The following chart demonstrates the breadth of services that the Company offers to a representative list of clients. Some of the clients listed are parent companies of subsidiaries who use the Company's services. Unless otherwise indicated, all of the clients listed in the table below are direct clients of the Company. For the fiscal year ended 1995, no client accounted for more than 4% of the Company's revenues.

CLIENTS                                                                       SERVICES PROVIDED
-----------------------------------------------   -------------------------------------------------------------------------
CORPORATIONS, TRADE ASSOCIATIONS                     VIDEO          VIDEO         LIVE         RESEARCH
AND NOT-FOR-PROFIT ORGANIZATIONS                  DISTRIBUTION    PRODUCTION    BROADCAST    AND ANALYSIS    AUDIO    PRINT
-----------------------------------------------   ------------    ----------    ---------    ------------    -----    -----
COMPUTER/ELECTRONICS
AT&T...........................................        o                                          o                     o
Ameritech......................................        o                            o
Cable & Wireless...............................        o              o
Ericsson, Inc.*................................        o
GTE............................................        o                                          o
IBM............................................        o              o             o                          o
Intel..........................................        o
Hewlett Packard................................        o              o
MCI............................................        o              o             o             o
Microsoft*.....................................        o
NYNEX..........................................        o                                          o
Packard Bell*..................................        o
Sega...........................................        o                            o
SONY*..........................................        o              o             o             o                     o
Sprint*........................................        o

ENTERTAINMENT
Buena Vista Home Video.........................        o
Castle Rock Entertainment......................        o                                                       o
Disney.........................................        o
MCA Universal..................................                                     o
National Basketball Association................        o
Time Warner*...................................        o              o             o
20th Century Fox...............................        o              o                                        o
CONSUMER PRODUCTS
Federal Express*...............................        o              o             o
General Mills*.................................        o                            o
Hasbro*........................................        o              o
Heinz*.........................................        o              o             o


Kraft Foods*...................................        o              o             o             o            o
Lever Bros.*...................................        o              o
Miller Brewing*................................        o              o             o             o
Pepsi*.........................................        o              o                           o            o
Phillip Morris*................................        o
VISA USA.......................................        o                            o

HEALTH AND PHARMACEUTICAL
Abbott Laboratories*...........................        o              o
Ciba Geigy/Sandoz..............................        o                            o
Glaxo-Wellcome*................................        o
Janssen Pharmaceutica*.........................        o
Johnson & Johnson..............................        o              o             o
Merck*.........................................        o              o             o
Smith Kline/Beecham*...........................        o              o

                                                  (table continued on next page)

CLIENTS                                                                       SERVICES PROVIDED
-----------------------------------------------   -------------------------------------------------------------------------
CORPORATIONS, TRADE ASSOCIATIONS                     VIDEO          VIDEO         LIVE         RESEARCH
AND NOT-FOR-PROFIT ORGANIZATIONS                  DISTRIBUTION    PRODUCTION    BROADCAST    AND ANALYSIS    AUDIO    PRINT
-----------------------------------------------   ------------    ----------    ---------    ------------    -----    -----
MANUFACTURING
BMW*...........................................        o              o             o
Boeing*........................................        o
Dupont*........................................        o
Eastman-Kodak*.................................        o
Ford Motor Company.............................        o                            o                          o
General Motors.................................        o              o             o             o
Jaguar.........................................                                                   o                     o
Owens Corning*.................................        o
Toyota.........................................        o              o
Volkswagen.....................................        o

PUBLIC RELATIONS FIRMS
Burson-Marsteller..............................        o              o             o
Edelman Public Relations Worldwide.............        o                            o
Fleishman-Hillard..............................        o                            o
Golin/Harris...................................        o              o
Hill & Knowlton................................        o                            o
Ogilvy Adams & Rinehart........................        o              o             o
Porter/Novelli.................................        o              o             o
Shandwick Group................................        o              o             o

INDEPENDENT PRODUCERS
-----------------------------------------------


Corporate Television Group.....................        o                            o
Perri Productions..............................        o
Robert Chang Productions.......................        o
Washington Independent Productions.............        o                            o                          o

GOVERNMENT AGENCIES/NOT-FOR-PROFIT
  ORGANIZATIONS
American Assoc. of Retired Persons.............        o                            o
British Department of the Environment..........        o              o
European Commission............................        o              o
Labor Institute for Public Affairs
  (AFL-CIO)*...................................        o              o             o
National Institutes of Health..................        o
U.S. Dept. of Labor............................        o
U.S. Federal Reserve...........................        o              o
U.S. Fish & Wildlife Service...................        o

------------------
* Some or all of the projects were received indirectly through a marketing communications firm or an independent producer.

SERVICES

Video Services

     Each of the Company's video services is composed of a combination of three basic elements: notification, distribution and monitoring. Notification is the process of informing newsrooms that material will be available, when it will be available and how it will be delivered. Distribution is the process of delivering the material, usually by satellite. Monitoring is the process of collecting data on its usage and analyzing and reporting that usage back to the client.

     VNR Distribution. VNRs are the video equivalents of a conventional press release and are used for the same purposes, such as to introduce a new product or service, explain a technological breakthrough, communicate during a crisis or advocate a position on an issue of public concern. VNRs are produced on deadlines ranging from a few hours to a few weeks. VNRs are distributed to broadcasters and formatted in broadcast-news style for easy integration, in complete or edited form, into television and cable news programs. A VNR package (fully narrated story with announce track) usually runs from 90 seconds to two minutes. A VNR package also includes, in certain cases, B-roll (supplemental video to help television news producers customize the story), which may also be distributed separately.

     An example of a VNR project distributed domestically and monitored by the


Company is Pepsi's broadcast campaign to counter rumors that syringes had been found in soft drink cans. Pepsi produced four VNRs which aired in one week and countered the rumors by showing the viewing public how difficult it would be to tamper with the canning process. The Company's electronic monitoring indicated a cumulative audience of 500 million over the one-week period, including airings on ABC, NBC, CBS, CNN and CNBC.

     The price for the domestic distribution and monitoring of a VNR typically ranges from approximately $4,500 to $10,000, depending on project specifications. The price for international distribution and monitoring of a VNR typically ranges from approximately $8,000 to $30,000, depending on project specifications.

     VNR Production. The Company also produces VNRs. The VNR production process begins with a consultation between the client and a Company producer following which the producer and the client agree on the concept, a deadline and a production budget. The producer prepares a script, schedules a freelance camera crew, edits the videotape and submits it for client approval prior to distribution.

     The Company produced and distributed a VNR for the Hard Rock Cafe of the opening of the Hard Rock Hotel and Casino in Las Vegas. The Company's electronic monitoring indicated a cumulative audience of more than 36 million from 190 airings on 137 television stations or network news programs, including CNN, Hard Copy, Inside Edition, WWOR, WABC in New York, KNBC in Los Angeles, WLS in Chicago, WCAU in Philadelphia, WCVB in Boston, KDFW and WFAA in Dallas, KTRK in Houston and WJW in Cleveland.

     The price for domestic distribution and production of a VNR typically ranges from approximately $9,000 to $30,000, depending on project specifications. The price for international distribution and production of a VNR typically ranges from approximately $12,000 to $40,000, depending on project specifications.

     Electronic Press Kits. The Company also produces and distributes Electronic Press Kits (EPKs) for entertainment clients. EPKs are longer version VNRs promoting upcoming feature films and home video cassettes which are distributed to entertainment reviewers and reporters at television stations for airing as part of their film reviews. EPKs include a trailer previewing scenes from the film, location shots of the film sets and interviews of the stars and director.

     Buena Vista Pictures retained the Company in June 1996 to distribute an EPK to promote the opening of The Hunchback of Notre Dame. The Company's monitoring of the EPK indicated a cumulative audience of more than 47 million on more than 500 television news broadcasts. Portions of the EPK aired on networks and stations such as CNN, WWOR in New York, KABC and KCBS in Los Angeles, WBBN and WGN in Chicago, WPVI in Philadelphia, KRON in San Francisco, WMUR in Boston, WJLA and WRC in Washington, DC and WFAA in Dallas.

     The price for EPK production and distribution typically ranges from approximately $7,500 to $25,000, depending on project specifications.

     Live Broadcast Services.  Live broadcast services include Satellite Media


Tours (SMTs), news conferences and special-event broadcasts. SMTs consist of a sequence of one-on-one satellite interviews with a series of pre-booked television reporters typically at 12 to 20 stations across the country or around the world. Typical SMT applications include, among others, an interview with a celebrity or author promoting an upcoming event, product, movie or book release. SMTs generally are conducted from a studio but can originate from remote locations. SMTs may be aired live by the television station or recorded for later airing.

     An example of a SMT coordinated by the Company was the American Egg Board's promotion of the benefits of eggs in the diet featuring a National Football League star. The Company's monitoring of the SMT indicated a cumulative audience of 3.5 million. Portions of the SMT aired on 20 television stations or cable systems, including WNBC in New York, Newschannel 8 in Washington, DC, KTVU in San Francisco, WAGA in Atlanta, WEWS in Cleveland, WTHR in Indianapolis and WTNH in Hartford.

     The price for a SMT typically ranges from approximately $9,000 to $21,000, depending on project specifications.

     Other live broadcast services include interviews, news conferences and interactive video conferences. Examples of these include: coverage from the floor the New York Stock Exchange of the first day of trading of Revlon's shares and production of a major international video conference for Johnson & Johnson, featuring primary speakers in Orlando, Florida, an interactive presentation from a speaker in Zurich, Switzerland, as well as elements from news programs that originated in many of the conference participants' home countries.

     The price for live broadcast distribution ranges from approximately $10,000 to $200,000, depending on project specifications.

Audio Services

     ANRs. ANRs are used for the same purposes as VNRs. ANRs are distributed to radio stations for news, public affairs and 'talk radio' programs. ANRs are produced on deadlines ranging from less than an hour to several days. ANRs are produced for easy integration into a station's programming and are formatted for their use in complete or edited form. Usage monitoring is conducted by telephone surveys, traditional clipping services that monitor radio news in selected major markets and an automated digital telephone retrieval system.

     An example of an ANR produced and distributed by the Company was the promotion of the initial availability of Nicotrol(Registered), an over-the-counter nicotine patch distributed by McNeil Consumer Products. Monitoring of the ANR indicated a cumulative audience of 3.8 million for portions of the ANR from airings on 102 stations or networks nationwide including Bloomberg Business News and in major markets such as New York, Chicago, Boston, Detroit, Houston, Atlanta, Cleveland and Baltimore.

     The price for domestic production and distribution of an ANR typically ranges from approximately $3,500 to $5,500, depending on project specifications. The price for international production and distribution of an ANR typically ranges from approximately $10,000 to $20,000, depending on project specifications.

     RMTs. Medialink also offers RMTs. Similar to SMTs, RMTs consist of a sequence of one-on-one interviews with a series of pre-booked radio stations across the country or around the world. RMTs generally are conducted by telephone from a studio, often in conjunction with a SMT. In October 1996 the Company produced a RMT for 20th Century Fox in which actor Tom Hanks promoted his new feature film 'That Thing You Do.' The RMT originated from the Company's digital radio studio in its New York office. The monitoring of this RMT indicated a cumulative audience of 1.4 million. The RMT was aired nationwide, including radio stations in New York, Chicago, San Francisco, Detroit, Dallas, Washington, Miami, Atlanta, Seattle, San Diego and Minneapolis.

     The price for a RMT typically ranges from approximately $4,900 to $6,900, depending on project specifications.

Research and Analysis Services

     Through its Medialink Public Relations Research division, the Company provides customized studies which clients use to gauge the effectiveness of their public relations efforts. Based on data provided by electronic monitoring and press clipping services, the Company uses statistical analyses to measure the quantity and quality of the client's print and broadcast news coverage. The reports include a digest of newspaper, magazine and broadcast coverage; circulation and viewership totals; a qualitative scoring of the tone and content of the coverage; and, upon request, an estimate of the price that equivalent exposure would have cost if paid advertising were used.

     Medialink also offers interpretive analyses that provide an overall appraisal of the efficiency and impact of a client's communications efforts; a comparison of the client's news coverage with that of its competitors; a benchmark against which future efforts can be measured; and a gauge of return on investment for marketing communications programs. In some cases the Company conducts field research, interviewing journalists to ascertain their attitudes toward a client company. Certain projects require the Company to survey the public to determine how a client's reputation may have been affected by the client's public relations efforts. Clients use these reports to continually refine their public relations programs.

     The division's clients include AT&T, General Motors, GTE, Miller Brewing, Kodak, Nynex and Kraft Foods. Research and analysis projects vary widely in price depending on specifications and can range in price from $5,000 for a single project to an annual retainer of $200,000.

     Other Services. Medialink's other services include production and distribution of Public Service Announcements (PSAs), distribution of photographs and other graphic material to television stations and the distribution of conventional press releases. PSAs are video messages in the public interest, generally produced for non-profit organizations, that are aired by television stations as a public service. The Company also transmits still photos or graphics that are distributed with a press release to visually enhance the story and are used as illustrations in newscasts while a news announcer reads the story. Medialink also provides print distribution services, which includes the distribution of conventional press releases via facsimile and mail.

     Services Under Development. The Company is experimenting with an Internet audio service called 'Medialink News Now.' The Company posts digital audio files at www.medialinkvideonews.com. Although the service is intended primarily for radio stations, any computer user with the appropriate equipment can retrieve broadcast-quality audio from this Web site. In addition, the Company is testing various technologies that might provide the basis for a service that delivers video via the Web. This experiment could evolve into a system that allows television stations to preview VNRs.

CASE STUDIES

     The following case studies illustrate the Company's marketing communications solutions for certain of the Company's clients, in each case indicating the message to be conveyed to the public, the manner in which the Company's services were employed and the results the services achieved.

     General Mills. The Betty Crocker Products division of General Mills sought to generate maximum publicity for a complete makeover of Betty Crocker, a consumer icon celebrating its 75th anniversary. General Mills had, periodically, updated the look of this fictional character in order to keep the symbol of the Betty Crocker brand contemporary. Along with a wide range of public relations activities undertaken by the client to maximize consumer awareness of the brand's changes, the client employed a suite of video services, including a live satellite transmission of the introduction ceremony, a SMT and a VNR.

     The live broadcast was hosted by a key brand manager for the Betty Crocker brand, who introduced the artists and several of the 75 women who inspired the new composite Betty Crocker portrait. Corporate executives discussed the brand's heritage and demonstrated how Betty Crocker's appearance had changed over the years. Immediately following this event, Medialink coordinated a SMT during which newscasters from 23 stations interviewed the artist and the brand executive. In addition, video from the introduction ceremony was incorporated into a VNR that was carried by major-market television stations and on ABC's 'Good Morning America' and 'World News Tonight.'

     The Company's monitoring of the live broadcast, SMT and VNR indicated a cumulative audience of 42 million. This project demonstrates the Company's ability to orchestrate several of its services in a manner intended to amplify the public exposure of a significant corporate event.

     Web-TV. In July 1996 Web-TV introduced the first product to provide consumers with access to the Internet via household television sets. The system is based on a set-top box manufactured by Sony and Philips that allows users to navigate the Web with a device that resembles a television remote control. Medialink produced a VNR in which the company's founder demonstrated the system and coordinated a SMT that was featured on the news broadcasts of 22 stations, as well as CNN and CNBC. To broaden exposure for this development, Medialink created an ANR using the audio component of the television release. The ANR was carried by all-news radio stations in New York, Los Angeles and Philadelphia, among others.

     The Company's monitoring of the VNR, SMT and ANR indicated a cumulative audience of 12.5 million. This project demonstrates Medialink's ability to produce material for one medium and readily adapt it to others, in this instance from television to radio.

     Speedo International. Speedo International, a major manufacturer of aquatic sporting gear, sought to capitalize on the interest in competitive swimming surrounding the 1996 summer Olympics, as it introduced a new line of swimsuits. The swimsuits were made from Aquablade(Registered), a proprietary material, that, according to scientific tests reported by Speedo, added as much as 8% to a swimmer's speed.

     The client sought television news coverage in Europe, Australia and Latin America. Medialink's London office coordinated the production of a VNR, which included footage of scientific testing, 3-D computer animation and underwater photography. Segments were produced using athletes from various countries and in various languages so that broadcasters could select an interview to give the story a local appearance. The VNR was distributed through Medialink's affiliate network.

     The Company's monitoring of the VNR indicated a cumulative audience of 182 million in 12 countries. This project demonstrates the Company's ability to support a client's global requirements and to provide appropriate material to media in several countries around the world.

DISTRIBUTION AND MONITORING SYSTEMS

     Video. The Company provides VNR notification advisories to U.S. television newsrooms through the exclusive AP Express/Medialink Newswire. These notification advisories include a description and script of the VNR, as well as the technical satellite transmission information needed by stations to receive the material. Medialink typically distributes the VNR by satellite transmission or by fiber optic cable. To monitor domestic broadcasts of VNRs, the Company encodes each transmission using technologies provided by Nielsen Media Research and Competitive Media Reporting. This encoding enables Nielsen Media Research and Competitive Media Reporting to electronically monitor the broadcasts. Monitoring data is then analyzed by the Company and combined with relevant additional information collected by Medialink, audience ratings from Nielsen Media Research and audience demographics. Medialink packages this information for the client into daily monitoring reports for the first five days after a VNR is distributed. Reports are then provided on a weekly basis for the next three weeks and a final comprehensive report is presented to the client five weeks after the VNR's distribution.



     The Company coordinates international distribution through its London office. Notification advisories are provided by broadcast fax and telephone. Distribution is primarily by satellite, although most international VNR distributions also require cassette delivery by overnight courier. The Company monitors international broadcasts through a combination of telephone surveys and analysis of clipping services data.

     The Company uses the AP Express/Medialink Newswire, faxes and telephone calls to notify television stations of the availability of a SMT. SMTs are conducted by satellite. The Company's media relations department schedules interviews with each of the stations participating in the SMT. SMTs are monitored in the same manner as are VNRs.

     Audio. The Company uses the AP Express/Medialink Radio Newswire, broadcast fax and telephone calls, as appropriate, to notify more than 2,300 radio stations. This group of stations includes virtually all radio stations with significant news or talk-centered programming. Medialink uses the satellite transmission facility of the AP to transmit ANRs and RMTs to stations that subscribe to this AP service.

     Medialink also has an agreement with ABC Radio for the satellite transmission of ANRs. ABC Radio offers this service on a common-carrier basis which allows for the receipt of this material by ABC Radio network affiliates and otherwise unaffiliated stations. Medialink also stores and distributes ANRs on a digital system that can be called by radio stations using a toll-free number. ANR monitoring is performed by telephone surveys, by analyzing data provided by third party monitoring services and tabulating station calls to the digital system.

     The Company distributes RMTs in the U.S. by telephone. The scheduling of interviews with stations is arranged by the Company's media relations department. RMTs are monitored by the Company in the same manner as it monitors ANRs.

     Other. The Company continues to enhance its existing, and develop new, electronic distribution capabilities by employing and integrating new technology. The Company intends to capitalize on the commercial development of the Internet as a promotional tool and as an additional distribution channel. The Company created a Web site which contains the Company's promotional and educational material (www.medialinkworldwide.com). The Company has also created an additional Web site for broadcast journalists, editors and producers which contains notification information and links to other Web sites with more in-depth information concerning the Company's clients and their communication releases (www.medialinkvideonews.com).

Currently, the Company is developing Internet audio services. In addition, the Company is testing other Internet technologies to expand its video service offerings.

SALES AND MARKETING



     As of October 1, 1996 the Company employed a team of 31 sales, marketing and sales support personnel in seven U.S. offices and in London. Services are also marketed internationally by the Company's 17 affiliates located in Europe, Asia, the Pacific Rim, South Africa and Latin America. Each salesperson receives a base salary but is compensated primarily through a commission structure that is based on sales volume and profitability. Each salesperson participates in ongoing training programs in sales techniques and communications technology. Details regarding the Company's operations by geographic area are included in
Note 6 to the Company's Financial Statements.

     The sales force concentrates on cultivating long-term relationships with clients. Certain sales personnel specialize in particular industries, such as the pharmaceutical or high-tech industries, developing an in-depth knowledge of the industry. The support personnel screen prospects so that the sales personnel can focus their efforts on presenting the Company's services in an appropriate manner. Sales personnel are trained to represent all of the Company's service offerings and are encouraged to create opportunities to sell multiple services.

     The Company's marketing programs are designed to position the Company as a leading provider of integrated video, audio and research services. Company-sponsored workshops, typically attended by 60 clients and potential clients, are central to the Company's marketing efforts. At these workshops, outside authorities and Company personnel make presentations concerning current developments in the news and public relations industries. In addition, the Company is able to discuss its services and demonstrate how these services can serve the needs of workshop attendees. The workshops are held around the world and cover such subjects as combining radio and television techniques; international opportunities; and obtaining news exposure for health and medical projects. Management believes that these workshops are an efficient way to strengthen the bonds between its sales force and its clients, and that this has contributed to the increase in the average revenues per salesperson/sales assistant from $347,000 in 1993 to $506,000 in 1995. The Company also uses brochures, video tapes, advertisements in trade publications and its Web sites as marketing tools.

COMPETITION

     The markets for the Company's services are highly competitive. The principal competitive factors affecting the Company are effectiveness, reliability, price, technological sophistication and timeliness. Numerous specialty companies compete with the Company in each of its business lines although no single company competes across all service lines. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management, technological, sales, marketing and other resources than the Company. In addition, clients could perform internally all or certain of the services provided by the Company rather than outsourcing such services. The Company expects that competition will increase substantially as a result of industry consolidations and alliances, as well as through the emergence of new competitors. The Company believes that the market for communications services may become increasingly concentrated in the future as a result of the acquisition and integration of smaller service providers, which are likely to permit many of the Company's competitors to devote significantly greater resources to the development and marketing of new competitive products and services. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company. The Company could face competition from companies in related communications markets which could offer services that are similar or superior to those offered by the Company. In addition, national and regional telecommunications providers could enter the market with materially lower electronic delivery costs, and radio and television networks could also begin transmitting business communications separate from their news programming. The Company's ability to maintain and attract clients depends to a significant degree on the quality of services provided and its reputation among its clients and potential clients as compared to that of competitors. There can be no assurance that the Company will not face increased competition in the future or that such competition will not have a material adverse effect on the Company's business, operating results and financial condition. See 'Risk Factors.'

EMPLOYEES

     As of October 1, 1996, the Company had approximately 103 employees including 56 in operations, 31 in sales and marketing and 18 in administration. None of the Company's employees is represented by a labor union. Management believes that its employee relations are good. The Company also engages on a part-time, project-by-project basis, independent production crews at various locations worldwide. These crews have the skills, training and experience which the Company requires for its production services.

     The Company's staff of professionals come from a variety of backgrounds in the fields of public and investor relations, broadcast and print journalism, production and distribution technology and media and marketing research. As a result of downsizing in the broadcast journalism industry, the Company has been able to attract experienced personnel from this industry. The Company seeks and hires staff with appropriate credentials and relevant experience in the fields of journalism, media and marketing, video and audio production, distribution, research and analysis, and public and investor relations services. Personnel have experience with organizations including ABC News, CBS News, the BBC, Time Warner, Dow Jones, The New York Times, PR Newswire, Knight Ridder, United Press International, CNBC, The Times of London and Edelman Public Relations Worldwide.

FACILITIES

     The Company's New York City headquarters consist of approximately 15,000 square feet of leased space and the Company's international office located in London, England, consists of approximately 1,500 square feet of leased space. The Company also maintains leased offices in Washington, D.C.; Los Angeles, California; Chicago, Illinois; Norwalk, Connecticut; Dallas, Texas and Atlanta, Georgia. The Company believes that its facilities are adequate to meet its current requirements.

LEGAL PROCEEDINGS



     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                                         AGE                              POSITION
----                                         ---                              --------
Laurence Moskowitz........................   45    Chairman of the Board, President and Chief Executive Officer
J. Graeme McWhirter.......................   40    Executive Vice President, Chief Financial Officer and Assistant
                                                     Secretary
David Davis...............................   60    Senior Vice President/International, Director
Nicholas F. Peters........................   45    Senior Vice President/Operations
Mark Manoff...............................   44    Senior Vice President/Sales
Mark Weiner...............................   41    Vice President/Research and Media Relations
Mary Buhay................................   31    Vice President/Sales and Special Services
Harold Finelt(1)(2)(3)....................   36    Director
Donald Kimelman(2)(3).....................   49    Director
James J. O'Neil(1)........................   58    Director
Gerald P. Rodeen..........................   49    Director
Theodore Wm. Tashlik(2)(3)................   56    Director

------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Stock Option Committee

     Laurence Moskowitz, the founder of Medialink, has served as Chairman, President and Chief Executive Officer of the Company since its inception in 1986. He began his professional career as a reporter for United Press International in Pittsburgh before being promoted to an editor for UPI in Philadelphia. In 1976 Mr. Moskowitz founded Mediawire, a Philadelphia-based regional public relations newswire which was merged into PR Newswire, a unit of United News & Media plc, where he was Vice President until leaving to form Medialink.

     J. Graeme McWhirter, a co-founder of Medialink, has served as Chief Financial Officer since 1986 and has been Executive Vice President since 1992. From 1984 to 1988, Mr. McWhirter was Executive Vice President and Chief Financial Officer of Commonwealth Realty Trust, a publicly quoted Real Estate Investment Trust. From 1976 to 1984, Mr. McWhirter was with KPMG Peat Marwick in London and Philadelphia as a manager.



     David Davis has been a member of Medialink's Board of Directors since September 1992 and in 1996 became Senior Vice President/International. From September 1992 to the date of this offering, The Davis Partnership, a partnership beneficially owned by Mr. Davis, served as a consultant to the Company. From 1968 to 1992, Mr. Davis was employed by Edelman Public Relations Worldwide. During such period, Mr. Davis was a manager responsible for Europe and Asia Pacific and served as Vice Chairman at Daniel J. Edelman, Inc. From 1951 to 1968, Mr. Davis was a journalist for Britain's national Press Association, Universal News Services (Britain's first business newswire), and the Times of London.

     Nicholas F. Peters has served as Senior Vice President/Operations since January 1996. From April 1992 to January 1996, Mr. Peters was Vice President/Operations and from October 1987 to April 1992, he was Executive Editor and then Vice President/Sales & Marketing. From April 1983 to October 1987, Mr. Peters was a newswriter and producer at CBS News, working with Dan Rather and Charles Osgood. From May 1979 to April 1983, he was News Director at WHYY, the National Public Radio affiliate in Philadelphia. From February 1973 to May 1979, he was a newspaper reporter with the Indianapolis Star, Raleigh (N.C.) Times and Philadelphia Bulletin.

     Mark Manoff has served as Senior Vice President/Sales since January 1996. From April 1992 to January 1996, Mr. Manoff served as Vice President/Sales and from February 1989 to April 1992 he served as its Vice President/Operations. Mr. Manoff opened Medialink's Washington, D.C. office in November 1987 and served as its general manager until February 1989. Mr. Manoff was chief political correspondent for the Philadelphia Daily News from January 1979 to March 1983. Mr. Manoff served as a political consultant in New York and

Washington from March 1983 to January 1986 and was an editor in the Dow Jones Community newspaper group.

     Mark Weiner joined Medialink in September 1994 as Vice President/Research and Media Relations. From April 1986 to September 1992, Mr. Weiner served as a Managing Partner of PR Data. From September 1992 to September 1993, Mr. Weiner served as Senior Vice President of Copernicus: The Marketing Investment Strategy Group, a marketing and research consultancy. He was a columnist with McNaught Newspaper Syndicate and the New York Times News Service from 1979 to 1984.

     Mary Buhay has served as Vice President/Sales and Special Services since July 1996. Ms. Buhay joined Medialink in March 1993 as Sales Manager, in October 1993 she was promoted to New York Bureau Manager and in August 1995 she was appointed Associate Vice President for eastern and mid-western sales. From 1988 to 1993, Ms. Buhay held sales management positions in the news and advertising division of Radio TV Reports, a broadcast research firm owned by the Arbitron Company.

     Harold Finelt has served as a director of the Company since 1987. Mr. Finelt joined American Research & Development, a private venture capital firm,


as an associate in 1986 and he has been a Vice President of such firm since 1990. He is a general partner of American Research & Development's venture funds and a general partner of Hospitality Technology Funds, L.P.

     Donald Kimelman has served as a director of the Company since 1987. Mr. Kimelman has been the Pennsylvania editor of the Philadelphia Inquirer responsible for supervising state and suburban coverage since January 1996. Mr. Kimelman worked for the Annapolis Evening Capital and the Baltimore Sun prior to joining The Philadelphia Inquirer. At the Inquirer, he had local, national, foreign and investigative assignments prior to becoming an editor. From 1981 to 1983, he was a national correspondent and from 1983 to 1987 he was Moscow bureau chief. Mr. Kimelman was deputy editor of the editorial page of The Philadelphia Inquirer from 1987 to 1993 and became foreign editor in August 1994.

     James J. O'Neil has served as a director of the Company since 1994. Since 1995 he has acted as a private financial consultant. From 1990 to 1995 Mr. O'Neil served as a Senior Vice President of Rothschild Inc.

     Gerald P. Rodeen has served as a director of the Company since 1986. Mr. Rodeen has been a partner of the law firm of Dilks, Rodeen, Gibson & Smith Ltd. for more than five years.

     Theodore Wm. Tashlik has served as a director of the Company since 1992. Mr. Tashlik has been a member of the law firm of Tashlik, Kreutzer & Goldwyn P.C., which represents the Company in certain matters, for more than five years.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has standing Audit, Compensation and Stock Option Committees. The Audit Committee consists of Harold Finelt and James J. O'Neil and the Compensation and Stock Option Committees consists of Harold Finelt, Donald Kimelman and Theodore Wm. Tashlik. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal controls. The Compensation Committee is responsible for establishing salaries, bonuses, and other compensation for the Company's officers, and the Stock Option Committee is responsible for administering the Company's stock option plans.

CLASSIFICATION OF BOARD OF DIRECTORS

     The seven directors comprising the Board of Directors are divided into three classes, each class with as equal a number of directors as possible. Messrs. Rodeen and O'Neil constitute Class I and will stand for election at the annual meeting of stockholders to be held in 1997. Messrs. Tashlik and Davis constitute Class II and will stand for election at the annual meeting of stockholders to be held in 1998. Messrs. Finelt, Kimelman and Moskowitz constitute Class III and will stand for election at the annual meeting of stockholders to be held in 1999. After their initial term following the offering, directors in each class will serve three year terms. All directors will serve until successors have been duly elected and qualified. Officers are chosen by and serve at the discretion of the Board of Directors. There are no family relationships among the directors and executive officers of the Company.

COMPENSATION OF DIRECTORS

     Directors do not receive any compensation for their services. Directors receive reimbursements of expenses incurred in attending meetings and are eligible to participate in the Company's Directors Stock Option Plan. The Directors Stock Option Plan provides that each non-employee director shall automatically be granted options to purchase 3,000 shares of Common Stock upon his election as a director, at an exercise price equal to the fair market value of the Common Stock. Thereafter, each non-employee director shall be granted options to purchase 3,000 shares of Common Stock on the anniversary of the election or appointment of such director. Through the date hereof the Company has granted non-qualified options to purchase an aggregate of 62,400 shares of Common Stock to the directors at an exercise price of $3.54 per share.

EXECUTIVE COMPENSATION

     The following table shows compensation paid for the year ended December 31, 1995 to (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on December 31, 1995 and whose salary plus bonus exceeded $100,000 for the year ended December 31, 1995 (collectively, the 'Named Executive Officers').

                                                                                                            LONG-TERM
                                                                                                           COMPENSATION
                                                                                                              AWARDS
                                                                                                           ------------
                                                                             ANNUAL COMPENSATION            SECURITIES
                                                                        -----------------------------       UNDERLYING
NAME AND PRINCIPAL POSITION                                             SALARY ($)(1)    BONUS ($)(1)      OPTIONS (#)
---------------------------------------------------------------------   -------------    ------------      ------------
Laurence Moskowitz
  Chairman of the Board,
  President and Chief Executive Officer..............................     $ 132,203        $ 24,000            9,600

J. Graeme McWhirter
  Executive Vice President,
  Chief Financial Officer and Assistant Secretary....................       118,926           6,000            8,400

Nicholas F. Peters
  Senior Vice President/Operations...................................       100,983           8,200            7,200

Mark Manoff
  Senior Vice President/Sales........................................       101,699           8,200            7,200

Mary Buhay


  Vice President of Sales/Special Services...........................        47,351          70,455(2)         3,600

------------------
(1) All figures are rounded down to the nearest whole dollar.
(2) Includes sales commission of $70,255.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock option grants made to each of the Named Executive Officers in 1995. No stock appreciation rights were granted to these individuals during such year.

                                                                                                           POTENTIAL
                                                                                                           REALIZABLE
                                                            INDIVIDUAL GRANTS (1)                       VALUE AT ASSUMED
                                           --------------------------------------------------------     ANNUAL RATES OF
                                            NUMBER OF       PERCENT OF                                    STOCK PRICE
                                             SHARES       TOTAL OPTIONS                                 APPRECIATION FOR
                                           UNDERLYING       GRANTED TO      EXERCISE                     OPTION TERM(3)
                                             OPTIONS       EMPLOYEES IN     PRICE PER    EXPIRATION    ------------------
NAME                                       GRANTED(#)     FISCAL YEAR(2)      SHARE         DATE        5%($)     10%($)
----------------------------------------   -----------    --------------    ---------    ----------    -------    -------
Laurence Moskowitz......................      9,600            12.8%          $2.29       6/30/2005    $35,810    $57,021
J. Graeme McWhirter.....................      8,400            11.2            2.29       6/30/2005     31,333     49,893
Nicholas F. Peters......................      7,200             9.6            2.29       6/30/2005     26,857     42,766
Mark Manoff.............................      7,200             9.6            2.29       6/30/2005     26,857     42,766
Mary Buhay..............................      3,600             4.8            2.29       6/30/2005     13,429     21,383

                                                        (Footnotes on next page)

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------------------
(1) These options have a term of 10 years, subject to earlier termination upon certain events related to termination of employment and amendment or termination of the Plan. Each of these options was granted at an exercise price equal to the estimated fair market value of the underlying stock on the date of the grant, as determined by the Board of Directors. The option shares vested 20% on the date of grant and will vest 20% on each anniversary date thereafter.
(2) Based on options granted for an aggregate of 75,000 shares during the year ended December 31, 1995.
(3) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information concerning option exercises and option holdings for the year ended December 31, 1995 with respect to each of the Named Executive Officers. No Named Executive Officers exercised any options during such year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SHARES
                                                                 UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS ON DECEMBER 31,         IN-THE-MONEY OPTIONS ON
                                                                        1995(#)                 DECEMBER 31, 1995 ($)(1)
                                                              ----------------------------    ----------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                                          -----------    -------------    -----------    -------------
Laurence Moskowitz.........................................      10,560          8,340          $22,186         $11,111
J. Graeme McWhirter........................................      10,320          7,380           21,886           9,911
Nicholas F. Peters.........................................       8,160          6,240           17,189           8,299
Mark Manoff................................................       8,160          6,240           17,189           8,299
Mary Buhay.................................................         720          2,880              900           3,600

------------------
(1) Based on the fair market value of the Company's Common Stock at December 31, 1995, of $3.54 per share (as determined by the Company's Board of Directors) less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS

     Each of the Company's executive officers has entered into an employment agreement with the Company which commences on the date of the closing of this offering.

     The employment agreements with Messrs. Moskowitz and McWhirter provide for an annual base salary of not less than $150,000 and $135,000, respectively, plus a bonus to be awarded annually at the discretion of the Compensation Committee. The employment agreements have a term of three years.

     The employment agreements with Messrs. Peters, Manoff and Ms. Buhay provide for annual base salaries of not less than $108,500, $108,500 and $80,000, respectively, plus bonuses to be awarded annually at the discretion of the Compensation Committee. In addition, Ms. Buhay is entitled to receive certain sales commissions. The employment agreements have a term of two years.



     The employment agreement with Mr. David Davis provides for an annual base salary of $135,000 plus a bonus based upon the Company's European pre-tax profits as compared to targeted levels. The employment agreement has a term of two years. Prior to the effectiveness of such agreement, Mr. Davis was a partner in a consultant to the Company. See 'Certain Transactions.'

     The employment agreements entitle these executive officers to participate in the health, insurance, pension and other benefits, if any, generally provided to employees of the Company.

     The employment agreements contain covenants prohibiting the solicitation of employees and the solicitation of clients and vendors during certain periods and covenants prohibiting the improper disclosure of confidential information at any time. The employment agreements also provide that the executive officer, with certain exceptions, until two years after the termination of his or her employment with the Company, would not participate in any capacity in any business activities with respect to the production of video and audio public relations materials for distribution to news media, the distribution of public relations text, audio and video to news media and the general public via satellite, cassette, wire or other means, the maintenance of data bases of media contacts for and on behalf of clients, the analysis and written appraisal of public relations and public affairs campaigns as determined through press clipping review or electronic data base searches, and such other businesses as the Company may conduct from time to time.

     The Company may terminate the employment of the executive officers upon the death or extended disability of the executive officer or for cause (as defined). If the employment of the executive officer is terminated by the Company without cause, the employment agreements require the Company to continue to pay the executive officer's salary and health and insurance benefits for a period of one year after such termination in the case of Messrs. Moskowitz and McWhirter and a period of between three to six months in all other cases, or until the termination of the employment agreement or the commencement of employment elsewhere, if earlier.

STOCK OPTION PLANS

THE AMENDED AND RESTATED STOCK OPTION PLAN

     The Company's Amended and Restated Stock Option Plan ('Stock Option Plan') provides for options for a total of 670,808 shares of Common Stock authorized to be granted under the Stock Option Plan. The Stock Option Plan provides for the grant of options to its employees, directors and consultants in order to provide them with financial incentives to promote the success of the Company's long term business objectives and to increase their proprietary interest in the success of the Company. The Stock Option Plan provides for a fifteen year expiration period for non-qualified stock options and ten years for incentive stock options granted thereunder and allows for the exercise of options by delivery by the optionee of previously owned Common Stock of the Company having a fair market value equal to the option price, or by delivery by the optionee of exercisable options valued at the excess of the aggregate fair market value of the Common Stock subject to such options over the aggregate exercise price of such options, or by a combination of cash and Common Stock. During 1995, the Company granted options to purchase 75,000 shares of Common Stock at exercise prices of $2.29 and having an expiration date of June 30, 2005. During 1995, 4,800 options were exercised and 204,548 shares were available for future grant under the Stock Option Plan. At September 30, 1996 63,054 options were available for grant. During 1996 the Company granted options to purchase 411,494 shares at an average exercise price ranging from $3.54 to $6.46 per share.

     The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors. The Committee has broad discretion in determining the recipients of options and numerous other terms and conditions of the options. The exercise price for shares purchased upon the exercise of non-qualified stock options granted under the Plan is determined by the Stock Option Committee as of the date of the grant. The exercise price of an incentive stock option must be at least equal to the fair market value of the Common Stock on the date such option is granted (110% of the fair market value for shareholders who, at the time the option is granted, own more than 10% of the total combined classes of stock of the Company or any subsidiary). No employees may be granted incentive stock options in any year for shares having a fair market value, determined as of the date of grant, in excess of $100,000.

     No incentive option may have a term of more than ten years, five years for shareholders holding 10% or more of the Common Stock of the Company. Options generally may be exercised only if the option holder remains continuously associated with the Company or a subsidiary from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon the death or disability of any employee within certain specified periods.

1996 DIRECTORS STOCK OPTION PLAN

     The Company's 1996 Directors Stock Option Plan ('Directors Stock Option Plan') provides for options for a total of 180,000 shares of Common Stock authorized to be granted under the Directors Stock Option Plan. Pursuant to the Directors Stock Option Plan, the Company has granted to each non-employee director non-qualified options to purchase 2,400 shares of Common Stock for each year that such individual was a member of the Board of Directors prior to 1996; provided, however, that in no event shall the number of options granted for service prior to 1996 exceed 14,400 shares. Through the date hereof the Company has granted non-qualified options to purchase an aggregate of 62,400 shares of Common Stock to non-employee directors at an exercise price of $3.54 per share.

     The Directors Stock Option Plan provides for the automatic annual grant of options to non-employee directors and is administered by the Board of Directors. Commencing January 31, 1997, and as of each anniversary date thereafter, each non-employee director who was in office as of the effective date of the


Directors Stock Option Plan will be automatically granted an option to purchase 3,000 shares of Common Stock. Each non-employee director who was not a director as of the effective date of the Directors Stock Option Plan shall be granted, as of the date of his election, options to purchase 3,000 shares of Common Stock and shall be granted as of each anniversary date thereafter, options to purchase an additional 3,000 shares of Common Stock.

     To remain eligible, a non-employee director must continue to be a member of the Board of Directors. Options granted to directors for services prior to 1996 are all vested and exercisable; each option granted thereafter is exercisable in increments of 33 1/3% per year commencing on the first anniversary date of the date of grant. The exercise price for all options may not be less than the fair market value of the Common Stock on the date of grant. Options under the Directors Stock Option Plan have a term of 15 years and may be exercised for limited periods after a person ceases to serve as a director.

401(K) PLAN

     The Company has a 401(k) tax deferred savings plan (the '401(k) Plan'). All Company employees are eligible to participate in the 401(k) Plan and may make elective salary reduction contributions to the 401(k) Plan of up to 15% of their annual compensation, subject to a dollar limit established by law. In addition, the Company may provide, in its discretion, a matching contribution equal to a percentage of the employee's contribution. Participants are fully vested at all times in the amounts they contribute to the 401(k) Plan. Only participants who have completed a year of service during the 401(k) Plan year and are actively employed on the last day of such year are vested in the Company's matching contributions for such year. The Company's contributions are tax deductible to the Company. Benefits under the 401(k) Plan generally become payable upon retirement, death or disability.

                              CERTAIN TRANSACTIONS

     Pursuant to a consulting agreement, dated March 1, 1994, between the Company and The Davis Partnership, a partnership which is beneficially owned by Mr. Davis, served as a consultant to the Company. Mr. David Davis, on behalf of The Davis Partnership, provides services to the Company based in its London office, including planning, marketing, staffing and operations, and developing strategic partnerships in the United Kingdom and Europe. For such services, the Davis Partnership received $93,611 and $76,385 for the fiscal years ended December 31, 1995 and December 31, 1994, respectively. The term of this Consulting Agreement was automatically renewed on January 1, 1996 for a twelve month period. Upon the completion of this offering, the Consulting Agreement will be terminated and Mr. Davis will enter into an employment agreement with the Company. See 'Management.'

     The Company believes that material affiliated transactions between the Company and its directors, officers, principal stockholders or any affiliates thereof have been, and will be in the future, on terms no less favorable than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information as of the date hereof regarding the beneficial ownership of the Company's Common Stock prior to and upon completion of the offering, assuming no exercise of the Underwriters' over-allotment option, (i) by each of the Company's directors and Named Executive Officers, (ii) by all directors and Named Executive Officers as a group, (iii) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, and (iv) by each of the Selling Stockholders.

                                                         SHARES BENEFICIALLY
                                                            OWNED PRIOR TO                              PERCENTAGE OF
DIRECTORS,                                                   OFFERING(1)             NUMBER OF              SHARES
NAMED EXECUTIVE OFFICERS                                 --------------------     SHARES SUBJECT      BENEFICIALLY OWNED
AND 5% STOCKHOLDERS                                       NUMBER      PERCENT    TO OVER-ALLOTMENT    AFTER OFFERING(2)
------------------------------------------------------   ---------    -------    -----------------    ------------------
American Research & Development II, L.P.(3) ..........     595,070      19.5%                                 11.8%
  c/o American Research & Development Corp.
  45 Milk Street
  Boston, MA 02109

New York State Business Venture Partnership ..........     440,506      14.5                                   8.7
  c/o Rothschild Inc.
  1251 Avenue of the Americas
  51st Floor
  New York, NY 10020

Laurence Moskowitz(4) ................................     411,474      13.4                                   8.1
  c/o Medialink Worldwide Incorporated
  708 Third Avenue
  New York, NY 10017

Harriet Himmel Gilman ................................     270,667       8.9                                   5.4
  c/o The Chase Manhattan Private Bank
  (Florida), N.A.
  218 Royal Palm Way
  Palm Beach, FL 33480

Henry L. Kimelman(5) .................................     171,111       5.6                                   3.4
  P.O. Box 301709
  St. Thomas, Virgin Islands 00803

J. Graeme McWhirter(6)................................      98,519       3.2                                   1.9

Nicholas F. Peters(7).................................      20,960      *                                  *



Mark Manoff(8)........................................      39,644       1.3                               *

Mary Buhay(9).........................................       2,800      *                                  *

Harold Finelt(10) ....................................     609,470      19.9                                  12.0
  c/o American Research & Development Corp.
  45 Milk Street
  Boston, MA 02109

Donald Kimelman(11)...................................      56,400       1.8                                   1.1

James J. O'Neil(9)....................................       4,800      *                                  *

Gerald P. Rodeen(12)..................................      97,722       3.2                                   1.9

Theodore Wm. Tashlik(12)..............................      46,221       1.5                               *

David Davis(9)........................................      14,281      *                                  *

All Named Executive Officers and Directors
  as a Group (11 Persons).............................   1,402,291      43.5                                  26.9

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

    *  Represents less than 1% of the outstanding shares of Common Stock including shares issuable to such beneficial owner under options which are presently exercisable or will become exercisable within 60 days.
  (1)  Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person.
  (2)  If the over-allotment option is exercised in full, the percentage of shares beneficially owned after
       offering of       ,       and                will be reduced to       ,       and       , respectively.
  (3)  Francis J. Hughes, Jr. and Harold Finelt are the individual general partners of ARD Partners USA, L.P., a general partner of ARD Master, L.P., the sole general partner of American Research & Development II, L.P., and as such may be deemed to beneficially own all shares held by American Research & Development II, L.P.
       Each of such general partners disclaims beneficial ownership of a portion of such shares.
  (4)  Includes 31,620 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
  (5)  Does not include an aggregate of 144,000 shares of Common Stock held by the Charlotte Kimelman Charitable
       Remainder Trust, Henry L. Kimelman Charitable Remainder Trust, Henry L. Kimelman Family Foundation and SDJ
       Family Trust as to which Mr. Kimelman disclaims beneficial ownership.
  (6)  Includes 27,939 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days. Also includes 6,000 shares owned by the


       McWhirter Family LLC which may be deemed to be beneficially owned by Mr. McWhirter.
  (7)  Includes 17,960 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
  (8)  Includes 18,020 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
  (9)  Represents shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
 (10)  Includes 595,070 shares of Common Stock held by American Research Development II, L.P. Francis J. Hughes,
       Jr. and Harold Finelt are the individual general partners of ARD Partners USA, L.P., a general partner of
       ARD Master, L.P., the sole general partner of American Research & Development II, L.P., and as such may be deemed to beneficially own all shares held by American Research & Development II, L.P. Each of such general partners disclaims beneficial ownership of a portion of such shares. Also includes 14,400 shares of Common
       Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.
 (11)  Includes 14,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days. Also includes 42,000 shares of Common Stock held by SDJ Family Trust as to which Mr. Kimelman has voting power and beneficial ownership of 33% of such shares.
 (12)  Includes 14,400 shares of Common Stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Amended and Restated Certificate of Incorporation of the Company authorizes the issuance of up to 15,000,000 shares of Common Stock, par value of $.01 per share. Upon completion of the offering, there will be 5,047,933 shares of Common Stock issued and outstanding. As of the date of this Prospectus, there are 3,047,933 shares of Common Stock outstanding held of record by 70 stockholders. To date, there has been no public market for the Common Stock.

     Holders of Common Stock ('Holders') are entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Holders are entitled to receive ratably such dividends as may be declared by the Board on the Common Stock out of funds legally available therefor. The Holders have no preemptive rights, cumulative voting rights, or rights to convert shares of Common Stock into any other securities, and are not subject to future calls or assessments by the Company. All shares of Common Stock of the Company issued in connection with the offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue up to an aggregate of 1,000,000 shares of preferred stock (the 'Preferred Stock'), to establish one or more series of Preferred Stock and to determine, with respect to each such series, the preferences, rights and other terms thereof. The authorized class of Preferred Stock may be issued in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereof as the Board of Director determines. The rights, priorities, preferences, qualifications, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. Upon completion of the offering, no shares of Preferred Stock will be outstanding and the Board of Directors has no present plans to issue any such shares.

     In accordance with their terms, the outstanding shares of the Series A, Series B and Series C Preferred Stock will, upon the closing of this offering, convert into an aggregate of 2,111,669 shares of Common Stock.

STOCK MARKET LISTING

     Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol 'MDLK.'

REGISTRATION RIGHTS

     The holders of 2,111,669 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and these holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include at the Company's expense shares of such Common Stock therein; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, such holders may require the Company, on not more than two occasions and only in the event the aggregate offering price of such shares is greater than $5 million, to file a registration statement under the Securities Act at the Company's expense with respect to such shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, these holders may require the Company to register all or a portion of their shares with registration rights on Form S-3, when the Company is eligible to use such form, subject to certain conditions and limitations.

CERTAIN ANTITAKEOVER PROVISIONS

     Preferred Stock.  The Amended and Restated Certificate of Incorporation


authorizes the Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the preferences, rights and other terms of such series. See 'Preferred Stock.' The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs. The authorized shares of Preferred Stock, as well as shares of Common Stock, would be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no present intention to do so, it could, in the future, issue a series of Preferred Stock which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests.

     Section 203 of the Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the 'Antitakeover Law') regulating corporate takeovers. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a 'business combination' (which includes a merger or sale of more than 10% of the corporation's assets) with any 'interested stockholder' (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an 'interested stockholder.' A Delaware corporation may 'opt out' of the Antitakeover Law with an express provision in its original certificate of incorporation, or an express provision in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not 'opted out' of the application of the Antitakeover Law.

     Classified Board of Directors. The Company's Amended and Restated Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for the Company. Moreover, under the General Corporation Law of the State of Delaware, in the case of a corporation having a classified Board of Directors, the stockholders may remove a director only for cause. The provisions of Delaware law, when coupled with provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.

     Certain Other Provisions. The Company's Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. The Company's Amended and Restated By-Laws provide that stockholders must own fifty percent of the Common Stock to be permitted to call a special meeting of the stockholders.



     Reference is made to the full text of the Company's Amended and Restated Certificate of Incorporation and its Amended and Restated By-Laws and the foregoing statute for their entire terms. The partial summary contained above is not intended to be complete. See 'Risk Factors--Concentration of Stock Ownership; Potential Issuance of Preferred Stock; Provisions with Potential Anti-Takeover Effects.'

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Amended and Restated Certificate of Incorporation limits the liability of directors for monetary damages to the maximum extent permitted by Delaware law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

     The Company's Amended and Restated By-Laws provide that the Company will indemnify its directors, officers, employees and agents (including persons serving at the request of the Company as a director, officer, employee or agent of another organization, including service with respect to an employee benefit plan and any former director, officer, employee or agent, or other such person) against certain liabilities to the fullest extent permitted by Delaware law. The Company is also empowered under its Amended and Restated By-Laws to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses to such persons is permitted or is discretionary to the greatest extent permitted by Delaware law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. The Company believes that theses provisions will assist the Company in attracting and retaining qualified individuals to serve as directors or officers. It is the opinion of the staff of the Securities and Exchange Commission that indemnification provisions such as those contained in these agreements have no effect on a director's or officer's liability under the federal securities laws.

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be ChaseMellon Shareholder Services, 450 West 33rd Street, New York, New York 10001.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock prevailing from time to time.

     Upon completion of this offering, the Company will have 5,047,933 shares of Common Stock outstanding. Of these shares, 2,000,000 shares of Common Stock offered hereby will be freely tradable without restriction unless purchased by 'affiliates' of the Company as that term is defined under Rule 144 promulgated under the Securities Act of 1933. The remaining shares will be 'restricted securities' as that term is defined in Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. Subject to the contractual restrictions discussed below, 3,023,933 shares of Common Stock will be eligible for sale under Rule 144 from the date of this Prospectus. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

     Certain of the Company's stockholders are subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus whether now owned or hereafter acquired by such stockholders or with respect to which such stockholders have or hereafter acquire the power of disposition or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or any Common Stock deemed to be beneficially owned by such stockholders, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. Such stockholders also have agreed not to exercise their registration rights for 180 days after the date of this Prospectus and have granted Dean Witter Reynolds Inc. the right of first refusal to be engaged as the lead manager of the underwritten public offering of their shares if registration rights are exercised following the expiration of the lock-up period until the date that is 12 months from the date of this Prospectus. The Company has consented to any such engagement of Dean Witter Reynolds Inc. The Company has agreed not to issue or sell any shares of Common Stock, without the prior written consent of Dean Witter Reynolds Inc. for a period of 180 days after the date of this Prospectus other than the issuance of shares upon the exercise of stock options. Upon the expiration of the 180-day lock-up period, certain of the shares of Common Stock subject to the lock-up agreements will become eligible for sale in the public market subject to the conditions of Rule 144. See 'Underwriting.'

     In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years but less than three years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (5,047,933 shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons) whose shares are aggregated who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for a least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. In general, under Rule 701 under the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144. Rule 701 is available for stockholders of the Company as to all shares issued pursuant to stock option exercises occurring on or after May 20, 1988 (the effective date of the Rule) of options granted prior to the offering.

     The Company intends to file a Registration Statement on Form S-8 to register the 850,808 shares of Common Stock issuable upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan. Following the filing of the Form S-8, shares of Common Stock issued upon the exercise of options granted under the Stock Option Plan and the Directors Stock Option Plan will be available for sale in the public market upon vesting of such options, subject to Rule 144 volume limitations applicable to affiliates.

                                  UNDERWRITING

     The Underwriters named below, for whom Dean Witter Reynolds Inc. and Wheat, First Securities, Inc. are acting as representatives (the 'Representatives'), have severally agreed, subject to the terms and conditions of an underwriting agreement (the 'Underwriting Agreement'), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below:

UNDERWRITER                                                                    NUMBER OF SHARES
----------------------------------------------------------------------------   ----------------
Dean Witter Reynolds Inc....................................................
Wheat, First Securities, Inc................................................
                                                                               ----------------
     Total..................................................................
                                                                               ----------------
                                                                               ----------------



     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the shares of Common Stock offered to the public (other than those covered by the over-allotment option described below), if any of such shares are purchased.

     Prior to the offering, there has been no public market for the shares of Common Stock. The initial public offering price for the shares of Common Stock was determined through agreement among the Company and the Representatives. Among the factors considered in making such determination were the prevailing market conditions and general economic conditions, the market prices of securities and certain financial and operating information of publicly traded companies which the Company and the Representatives believed to be comparable to the Company, the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general and other factors deemed relevant.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include Underwriters) at the public offering price
less a concession not to exceed $     per share. Such dealers may reallow a
concession not to exceed $     per share in sales to other dealers. After the
initial public offering, the public offering price and concessions and reallowances to dealers may be changed by the Underwriters.

     The Selling Stockholders have granted the Underwriters an option exercisable for 30 days from the date of this Prospectus to purchase up to 300,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions, solely to cover over-allotments. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number of shares of Common Stock set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Common Stock listed in such table.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, the Company's officers and directors, and certain holders of Common Stock have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any right to acquire Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent (which consent may be given without notice to the Company's stockholders or other public announcement) of Dean Witter Reynolds Inc. Dean Witter Reynolds Inc. has advised the Company that it has no present intention of releasing any of the Company's stockholders from such lock-up agreements until the expiration of such 180-day period. See 'Shares Eligible for


Future Sale.'

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company, each of its directors and executive officers and certain other stockholders of the Company have agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of or enter into any agreement to sell, directly or indirectly, any securities convertible into, or exchangeable or exercisable for, shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Dean Witter Reynolds Inc. See 'Shares Eligible for Future Sale.'

     At the Company's request, the Representatives have reserved up to shares of Common Stock for sale at the initial public offering price to the Company's employees and other persons having certain relationships with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the securities offered hereby will be passed upon for the Company by Tashlik, Kreutzer & Goldwyn P.C., Great Neck, New York. Theodore Wm. Tashlik, a member of Tashlik, Kreutzer & Goldwyn P.C. and a director of the Company, beneficially owns 31,821 shares of the Company's Common Stock and stock options to purchase 14,400 shares of Common Stock. Certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 and the financial statements of PR Data Systems, Inc. as of December 31, 1994 and 1995 and for the years then ended have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act, relating to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration


Statement as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete. Where such contract, agreement or other document is an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee.

     A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the public reference facilities maintained by the Commission's Headquarters at 450 Fifth Street, Room 1024, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

     The Company intends to furnish to its stockholders annual reports containing financial statements audited by independent auditors and quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Historical
Medialink Worldwide Incorporated
Independent Auditors' Report...............................................................................    F-2
Balance Sheet..............................................................................................    F-3
Statements of Operations...................................................................................    F-4
Statements of Stockholders' Equity.........................................................................    F-5
Statements of Cash Flows...................................................................................    F-6
Notes to Financial Statements..............................................................................    F-7
PR Data Systems, Inc.
Independent Auditors' Report...............................................................................   F-13
Balance Sheet..............................................................................................   F-14
Statements of Operations and Accumulated Deficit...........................................................   F-15
Statements of Cash Flows...................................................................................   F-16
Notes to Financial Statements..............................................................................   F-17

Pro Forma
Medialink Worldwide Incorporated
Unaudited Pro Forma Condensed Combined Financial Statements................................................   F-21
Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1996...................................   F-22
Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 1996......   F-23
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1995........   F-24
Notes to Unaudited Pro Forma Condensed Combined Financial Statements.......................................   F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Medialink Worldwide Incorporated:

     We have audited the accompanying balance sheets of Medialink Worldwide Incorporated as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medialink Worldwide Incorporated as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

August 16, 1996
New York, New York

                        MEDIALINK WORLDWIDE INCORPORATED
                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------     JUNE 30,
                                                                 1994           1995           1996
                                                              -----------    -----------    -----------
                                                                                            (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................   $   262,414    $   306,678    $   492,550
  Accounts receivable, less allowance for doubtful accounts
     of $87,584, $161,367 and $218,260 in 1994, 1995 and
     1996, respectively (Note 2)...........................     1,335,339      2,418,029      3,558,888
  Prepaid expenses and other current assets................       167,317        262,492        158,821
  Deferred tax asset--current portion (Note 5).............       333,697        617,314        480,197
                                                              -----------    -----------    -----------
     Total current assets..................................     2,098,767      3,604,513      4,690,456
                                                              -----------    -----------    -----------
Property and Equipment:
  Furniture and fixtures...................................       143,717        184,292        272,566
  Office equipment.........................................       621,919        604,599        735,838
  Leasehold improvements...................................       101,969        174,621        242,985
                                                              -----------    -----------    -----------
                                                                  867,605        963,512      1,251,389
  Less accumulated depreciation and amortization...........       547,667        419,132        505,947
                                                              -----------    -----------    -----------
     Net property and equipment............................       319,938        544,380        745,442
Due from officers..........................................         6,532          6,532          6,532
Deferred tax asset (Note 5)................................       714,286        134,389             --
Other assets...............................................        97,676         97,518        112,922
                                                              -----------    -----------    -----------
     Total assets..........................................   $ 3,237,199    $ 4,387,332    $ 5,555,352
                                                              -----------    -----------    -----------
                                                              -----------    -----------    -----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.........................................   $ 1,065,072    $ 1,586,561    $ 1,604,039
  Accrued expenses.........................................       113,203        229,009        853,408
  Income taxes payable.....................................        33,945         67,132        118,236
                                                              -----------    -----------    -----------
     Total current liabilities.............................     1,212,220      1,882,702      2,575,683
Deferred rent payable......................................         8,433         79,878         50,309
                                                              -----------    -----------    -----------
STOCKHOLDERS' EQUITY (Note 4):
  Series A, 10% cumulative convertible preferred stock,
     $1.50 par value. Authorized; issued and outstanding


     655,417 shares........................................       983,126        983,126        983,126
  Series B, 10% cumulative convertible preferred stock,
     $1.35 par value. Authorized; issued and outstanding
     475,185 shares........................................       641,500        641,500        641,500
  Series C, 10% cumulative convertible preferred stock,
     $2.75 par value. Authorized 645,455 shares; issued and
     outstanding 629,130 shares............................     1,730,107      1,730,107      1,730,107
  Common stock, $.01 par value. Authorized 15,000,000
     shares; issued and outstanding 901,943, 906,743 and
     912,264 shares in 1994, 1995 and 1996, respectively...         9,019          9,067          9,123
  Additional paid-in capital...............................       346,572        352,524        360,750
  Accumulated deficit......................................    (1,671,117)    (1,289,882)      (794,612)
  Equity adjustment for foreign currency translation.......       (22,661)        (1,690)          (634)
                                                              -----------    -----------    -----------
     Total stockholders' equity............................     2,016,546      2,424,752      2,929,360
                                                              -----------    -----------    -----------
     Total liabilities and stockholders' equity............   $ 3,237,199    $ 4,387,332    $ 5,555,352
                                                              -----------    -----------    -----------
                                                              -----------    -----------    -----------

                See accompanying notes to financial statements.
                                      F-3

                        MEDIALINK WORLDWIDE INCORPORATED
                            STATEMENTS OF OPERATIONS

                                                                                              SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,                  ENDED JUNE 30,
                                          -----------------------------------------    -------------------------
                                             1993           1994           1995           1995           1996
                                          -----------    -----------    -----------    -----------    ----------
                                                                                              (UNAUDITED)
Revenues...............................   $ 6,064,569    $ 7,547,761    $10,624,680    $ 4,936,917    $7,431,490
Direct costs (Note 7)..................     2,629,114      3,038,503      4,553,349      2,204,650     3,208,140
                                          -----------    -----------    -----------    -----------    ----------
     Gross profit......................     3,435,455      4,509,258      6,071,331      2,732,267     4,223,350
General and administrative expenses
  (Note 3).............................     3,650,569      4,068,786      5,373,307      2,476,850     3,400,180
                                          -----------    -----------    -----------    -----------    ----------
     Operating (loss) income...........      (215,114)       440,472        698,024        255,417       823,170
Other income (expense):
  Interest expense.....................       (12,332)        (6,205)            --             --            --
  Interest and other income............         9,259          7,062         15,273          7,400        13,200
                                          -----------    -----------    -----------    -----------    ----------
     (Loss) income before income
       taxes...........................      (218,187)       441,329        713,297        262,817       836,370
Income tax expense (benefit)
  (Note 5).............................        13,222     (1,022,963)       332,062        123,000       341,100
                                          -----------    -----------    -----------    -----------    ----------
     Net (loss) income.................   $  (231,409)   $ 1,464,292    $   381,235    $   139,817    $  495,270
                                          -----------    -----------    -----------    -----------    ----------
                                          -----------    -----------    -----------    -----------    ----------
Net (loss) income applicable to common
  stock................................   $  (566,882)   $ 1,128,819    $    45,762    $   (27,920)   $  327,533
                                          -----------    -----------    -----------    -----------    ----------
                                          -----------    -----------    -----------    -----------    ----------
     Pro forma net income per common
       and common equivalent
       share--unaudited (Note 9).......                                 $      0.11    $      0.04    $     0.14
                                                                        -----------    -----------    ----------
                                                                        -----------    -----------    ----------

                See accompanying notes to financial statements.
                                      F-4

                        MEDIALINK WORLDWIDE INCORPORATED
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        SERIES A, 10%           SERIES B, 10%            SERIES C, 10%
                                                          CUMULATIVE              CUMULATIVE              CUMULATIVE
                                                         CONVERTIBLE             CONVERTIBLE              CONVERTIBLE
                                 COMMON STOCK          PREFERRED STOCK         PREFERRED STOCK          PREFERRED STOCK
                             --------------------    --------------------    --------------------    ---------------------
                             NO. OF                  NO. OF                  NO. OF                  NO. OF
                             SHARES     PAR VALUE    SHARES     PAR VALUE    SHARES     PAR VALUE    SHARES     PAR VALUE
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1992....................   879,650     $ 8,796     655,417    $ 983,126    475,185    $ 641,500    629,130    $1,730,107
Issuance of common stock..    19,293         193          --           --         --           --         --            --
Stock options exercised...     3,000          30          --           --         --           --         --            --
Net loss..................        --          --          --           --         --           --         --            --
Translation adjustment....        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1993....................   901,943       9,019     655,417      983,126    475,185      641,500    629,130     1,730,107
Net income................        --          --          --           --         --           --         --            --
Translation adjustment....        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1994....................   901,943       9,019     655,417      983,126    475,185      641,500    629,130     1,730,107
Stock options exercised...     4,800          48          --           --         --           --         --            --
Net income................        --          --          --           --         --           --         --            --
Translation adjustment....        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at December 31,
  1995....................   906,743       9,067     655,417      983,126    475,185      641,500    629,130     1,730,107
Stock option exercised--
  unaudited...............     5,521          56          --           --         --           --         --            --
Net income--unaudited.....        --          --          --           --         --           --         --            --
Translation adjustment--
  unaudited...............        --          --          --           --         --           --         --            --
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
Balance at June 30, 1996--
  unaudited...............   912,264     $ 9,123     655,417    $ 983,126    475,185    $ 641,500    629,130    $1,730,107
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------
                             -------    ---------    -------    ---------    -------    ---------    -------    ----------


                                                           EQUITY
                                                         ADJUSTMENT
                                                            FOR
                            ADDITIONAL                    FOREIGN          TOTAL
                             PAID-IN      ACCUMULATED     CURRENCY     STOCKHOLDERS'
                             CAPITAL        DEFICIT      TRANSLATION      EQUITY


                            ----------    -----------    ----------    -------------
Balance at December 31,
  1992....................   $318,928     $(2,904,000)    $(28,131)     $   750,326
Issuance of common stock..     23,924             --            --           24,117
Stock options exercised...      3,720             --            --            3,750
Net loss..................         --       (231,409)           --         (231,409)
Translation adjustment....         --             --        10,176           10,176
                            ----------    -----------    ----------    -------------
Balance at December 31,
  1993....................    346,572     (3,135,409)      (17,955)         556,960
Net income................         --      1,464,292            --        1,464,292
Translation adjustment....         --             --        (4,706)          (4,706)
                            ----------    -----------    ----------    -------------
Balance at December 31,
  1994....................    346,572     (1,671,117)      (22,661)       2,016,546
Stock options exercised...      5,952             --            --            6,000
Net income................         --        381,235            --          381,235
Translation adjustment....         --             --        20,971           20,971
                            ----------    -----------    ----------    -------------
Balance at December 31,
  1995....................    352,524     (1,289,882)       (1,690)       2,424,752
Stock option exercised--
  unaudited...............      8,226             --            --            8,282
Net income--unaudited.....         --        495,270            --          495,270
Translation adjustment--
  unaudited...............         --             --         1,056            1,056
                            ----------    -----------    ----------    -------------
Balance at June 30, 1996--
  unaudited...............   $360,750     $ (794,612)     $   (634)     $ 2,929,360
                            ----------    -----------    ----------    -------------
                            ----------    -----------    ----------    -------------

                See accompanying notes to financial statements.
                                      F-5

                        MEDIALINK WORLDWIDE INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                                                      SIX MONTHS
                                                             YEARS ENDED DECEMBER 31,               ENDED JUNE 30,
                                                      --------------------------------------    ----------------------
                                                         1993          1994          1995         1995         1996
                                                      ----------    ----------    ----------    --------    ----------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income................................   $ (231,409)   $1,464,292    $  381,235    $139,817    $  495,270
Adjustments to reconcile net (loss) income to net
  cash (used in) provided by operating activities:
  Depreciation and amortization....................      117,547       127,377       148,509      69,800        86,815
  Provision for bad debts..........................       58,105         5,601        74,701      35,500        56,893
  Equity adjustment for foreign currency
    translation....................................       10,176        (4,706)       20,971      (1,589)        1,056
  Loss on disposal of assets.......................           --            --        22,489          --            --
  Deferred income taxes............................           --    (1,047,983)      296,280     123,000       271,506
  Deferred rent payable............................       (9,666)       (5,951)       71,445      22,567       (29,569)
  Increase in accounts receivable..................     (211,067)     (375,383)   (1,154,422)   (491,149)   (1,197,752)
  Decrease in due from officers....................        3,000            --            --          --            --
  (Increase) decrease in prepaid expenses and other
    current assets.................................      (67,696)      (41,993)      (94,713)     22,453       103,671
  Increase in accounts payable and accrued
    expenses.......................................      226,491       261,133       635,325     476,290       641,877
  (Decrease) increase in income taxes payable......       (3,199)       23,313        33,187      (3,402)       51,104
                                                      ----------    ----------    ----------    --------    ----------
    Total adjustments..............................      123,691    (1,058,592)       53,772     253,470       (14,399)
                                                      ----------    ----------    ----------    --------    ----------
    Net cash (used in) provided by operating
      activities...................................     (107,718)      405,700       435,007     393,287       480,871
                                                      ----------    ----------    ----------    --------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment..............      (62,420)     (127,407)     (394,496)   (243,826)     (287,877)
  Increase in other assets.........................       (4,049)      (60,117)       (2,247)      5,582       (15,404)
                                                      ----------    ----------    ----------    --------    ----------
    Net cash used in investing activities..........      (66,469)     (187,524)     (396,743)   (238,244)     (303,281)
                                                      ----------    ----------    ----------    --------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of options................           --            --         6,000          --         8,282
  Proceeds from issuance of common stock...........       27,867            --            --          --            --
  Borrowings under note payable--bank..............      250,000            --            --          --            --
  Repayments of note payable--bank.................      (70,000)     (180,000)           --          --            --
                                                      ----------    ----------    ----------    --------    ----------
    Net cash provided by (used in) financing
      activities...................................      207,867      (180,000)        6,000          --         8,282
                                                      ----------    ----------    ----------    --------    ----------


    Net increase in cash and cash equivalents......       33,680        38,176        44,264     155,043       185,872
    CASH AND CASH EQUIVALENTS at beginning of
      period.......................................      190,558       224,238       262,414     262,414       306,678
                                                      ----------    ----------    ----------    --------    ----------
    CASH AND CASH EQUIVALENTS at end of period.....   $  224,238    $  262,414    $  306,678    $417,457    $  492,550
                                                      ----------    ----------    ----------    --------    ----------
                                                      ----------    ----------    ----------    --------    ----------

                See accompanying notes to financial statements.
                                      F-6

                        MEDIALINK WORLDWIDE INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     Medialink Worldwide Incorporated (the 'Company') is a Delaware corporation incorporated on September 24, 1986. In August 1996 the Company changed its name from Video Broadcasting Corporation. The Company is a worldwide provider of video and audio production and distribution services for business and other organizations that seek to communicate their news through television, radio and other media. The Company has six offices in the United States and one office in the United Kingdom ('UK').

  (b) Revenue Recognition

     Fees earned from the distribution and monitoring of video news releases are recognized in the period that the release is distributed. Fees earned for satellite media tours and producing video news releases and live broadcasts are recognized in the period that services are performed.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation on property and equipment is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

  (d) Deferred Rent Payable

     In accordance with Statement of Financial Accounting Standards No. 13, 'Accounting for Leases,' the Company recognizes rental costs on a straight-line basis over the fixed term of the lease period. Deferred rent payable represented the excess of rental expense recorded over rental payments to date.

  (e) Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 1994 and 1995, cash equivalents consisted of amounts on deposit in money market accounts amounting to $186,776 and $109,159, respectively.

  (f) Foreign Currency Translation

     Foreign operations' financial statements are translated to U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, 'Foreign Currency Translation.' Assets and liabilities of the foreign bureau are translated into U.S. dollars at year-end rates of exchange. Statements of operations accounts are translated at the average exchange rate prevailing during the year. Resulting translation adjustments are reported as a separate component of stockholders' equity.

  (g) Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' (Statement
109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                        MEDIALINK WORLDWIDE INCORPORATED

INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  (h) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (i) Fair Value of Financial Instruments

     The carrying values of financial instruments approximate their estimated fair value because of the short maturity of these instruments.

  (j) Unaudited Interim Financial Statements

     In the opinion of management, the unaudited interim balance sheet as of June 30, 1996 and the related statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1995 and 1996 have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of operations for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for the year end December 31, 1996.

(2) NOTE PAYABLE--BANK

     In March 1995, the Company entered into a line of credit with a bank. Under this agreement, the Company can borrow the lesser of $500,000 or 70% of the eligible accounts receivable, as defined in the agreement, through February 28, 1997. The interest rate for the bank borrowings is the prime rate plus 1.00% and is payable monthly. No borrowings were outstanding under this agreement at December 31, 1994 and 1995. The loan agreement requires the Company to meet certain financial ratio tests and prohibits the payment of cash dividends.

     Borrowings in 1993 and 1994 under a previous line of credit with another bank bore interest at the prime rate plus 1 3/4%.

(3) LEASE COMMITMENTS

     The Company has several noncancelable operating leases for office space expiring at various dates through 2004. Future minimum lease payments under noncancelable operating leases are as follows:

YEAR ENDING DECEMBER 31                                                              AMOUNT
-----------------------                                                            ----------
1996............................................................................   $  482,000
1997............................................................................      442,000
1998............................................................................      445,000
1999............................................................................      374,000
2000............................................................................      295,000
Thereafter......................................................................    1,106,000
                                                                                   ----------
                                                                                   $3,144,000
                                                                                   ----------
                                                                                   ----------

     Total rent expense for operating leases in 1993, 1994 and 1995 was $362,993, $368,171 and $326,916, respectively.

                        MEDIALINK WORLDWIDE INCORPORATED

INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED.

(4) STOCKHOLDERS' EQUITY



  Stock Split

     In July 1996, the Company effected a 1.2 for one stock split. In addition, the Company restated its Certificate of Incorporation to increase its authorized capitalization from 5,000,000 shares of common stock, par value $.01 per share ('Common Stock'), to 15,000,000 shares. These changes resulted in an increase in Common Stock and corresponding decrease in additional paid-in capital. All per share data and references to numbers of shares have been restated for all periods presented to reflect these changes.

  Preferred Shares

     Annual dividends on the Series A, 10% cumulative convertible preferred stock, Series B, 10% cumulative convertible preferred stock and Series C, 10% cumulative convertible preferred stock are cumulative, commencing July 1, 1989 for Series A and Series B and October 31, 1989 for Series C, until declared and paid at the discretion of the Board of Directors. At December 31, 1995, dividends in arrears on the Series A, Series B and Series C cumulative convertible preferred stock amounted to approximately $639,000, $417,000 and $1,017,000, respectively.

     Each share of Series A, Series B and Series C cumulative convertible preferred stock is convertible at any time at the option of the stockholder into
1.2 shares of Common Stock and will convert into 1.2 shares of Common Stock upon the closing of an initial public offering pursuant to which the Company receives net cash proceeds of at least $5 million, and in which the public price per share is at least $5.50.

  Stock Option Plan for Employees

     The Company has a stock option plan (the 'Stock Option Plan') that provides for the granting of options to employees to purchase shares of the Common Stock. The Company has reserved 490,808 shares for the exercise of these options. In January 1996, the Company increased the shares reserved for grant by 180,000. The option price under the Plan shall not be less than 85% of the fair market value of such share of Common Stock on the date of the grant as determined by the Company. Under the Stock Option Plan, options issued are exercisable at such times as determined by the Company but no later than ten years after the date of the grant.

     Options to purchase 251,100 shares of Common Stock at $1.25 and $2.29 per share were granted and are outstanding at December 31, 1995. Twenty percent of the options become exercisable each July 1, commencing in the year the options are granted. The options expire six years from the date of grant. However, upon the termination of employment of any person, the options will expire 90 days after the termination date, but no later than the specified expiration date.

     In February and July of 1996, 387,494 and 24,000 options were granted at exercise prices of $3.54 and $6.46, respectively, with a five-year term pursuant to the Stock Option Plan.

                        MEDIALINK WORLDWIDE INCORPORATED

INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED.

(4) STOCKHOLDERS' EQUITY--(CONTINUED)

     Activity under the plan is summarized as follows:

                                                                 1993       1994       1995
                                                                -------    -------    -------
Outstanding options at January 1.............................   277,500    262,500    213,600
Granted--option prices ranging from $1.25 per share in 1993,
  $1.25 per share in 1994 and $2.29 per share in 1995........        --     14,400     75,000
Exercised....................................................    (3,000)        --     (4,800)
Cancelled and expired........................................   (12,000)   (63,300)   (32,700)
                                                                -------    -------    -------
Outstanding (in 1995, exercisable at $1.25 to $2.29 per
  share) at December 31......................................   262,500    213,600    251,100
                                                                -------    -------    -------
                                                                -------    -------    -------
Exercisable (in 1995, exercisable at $1.25 to $2.29 per
  share) at December 31......................................   201,480    208,740    214,140
                                                                -------    -------    -------
                                                                -------    -------    -------
Available for grant at December 31...........................    17,948     66,848    204,548
                                                                -------    -------    -------
                                                                -------    -------    -------

  Stock Option Plan for Directors

     In February 1996, the Company established a stock option plan (the 'Directors Stock Option Plan') that provides for the granting of options to non-employee members of the Company's Board of Directors to purchase shares of the Common Stock. The Company has reserved 180,000 shares for the exercise of these options. The option price under the Directors Stock Option Plan shall not be less than the fair market value of such share of Common Stock on the date of the grant as determined by the Company. Under the Directors Stock Option Plan, options issued are exercisable at such times as determined by the Company but no later than fifteen years after the date of the grant.

     Options to purchase 62,400 shares of Common Stock at $3.54 per share were granted to non-employee directors in February 1996 for services rendered prior to 1996. No individual directors' grant exceeded 14,400 shares. The options expire fifteen years from the date of grant. However, upon the termination of board membership of any person, the options will expire 90 days after the termination date, but no later than the specified expiration date. These directors will be eligible for additional grants of 3,000 shares per year in future years if they continue to serve the Company in that capacity. Such future grants would become exercisable over a three-year period.

  Common Stock Warrants

     In 1989, the Company issued warrants to purchase 10,110 shares of its Common Stock at $2.50 per share. Such warrants expired in 1994.

  Deferred Compensation Plan

     The Company has a 401(k) plan (the '401(k) Plan') covering all eligible employees. The 401(k) Plan is currently funded by voluntary salary deductions by plan members and is limited to the maximum amount that can be deducted for Federal income tax purposes. The Company is not required to make contributions to the 401(k) Plan; however, employer contributions may be made on a discretionary basis. For the three years ended December 31, 1995, the Board of Directors authorized matching of plan member contributions in the amounts of $16,186, $20,320 and $27,233 for 1993, 1994 and 1995, respectively, which is reflected in general and administrative expenses in the accompanying financial statements.

                        MEDIALINK WORLDWIDE INCORPORATED

INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED.

(5) INCOME TAXES

     The provision for income taxes expense (benefit) consists of the following:

                                                                      1993         1994          1995
                                                                    --------    -----------    --------
Current:
  Federal........................................................   $     --    $    12,393    $ 20,000
  State and local................................................     13,222         12,627      15,782
                                                                    --------    -----------    --------
                                                                      13,222         25,020      35,782
Deferred:
  Federal........................................................         --       (783,341)    221,462
  State and local................................................         --       (264,642)     74,818
                                                                    --------    -----------    --------
                                                                          --     (1,047,983)    296,280
                                                                    --------    -----------    --------


                                                                    $ 13,222    $(1,022,963)   $332,062
                                                                    --------    -----------    --------
                                                                    --------    -----------    --------

     Income tax (benefit) expense differs from the amount computed by multiplying the statutory rate of 34% to income before income taxes due to the following:

                                                                      1993         1994          1995
                                                                    --------    -----------    --------
Income tax (benefit) expense at statutory rate...................   $(74,184)   $   150,052    $242,929
Increase (reduction) in income taxes resulting from:
  State and local income taxes, net of Federal income tax
     benefit.....................................................     13,222         40,717      59,796
  Nondeductible expenses.........................................         --         16,159       9,337
  Increase (reduction) in valuation allowance....................     74,184     (1,242,284)         --
  Other..........................................................         --         12,393      20,000
                                                                    --------    -----------    --------
                                                                    $ 13,222    $(1,022,963)   $332,062
                                                                    --------    -----------    --------
                                                                    --------    -----------    --------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1994 and 1995 are presented below:

                                                                                    1994         1995
                                                                                 ----------    --------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful accounts.....   $   35,857    $ 46,114
  Leasehold improvements, principally due to differences in amortization......       12,202       4,457
  Equipment, principally due to differences in depreciation...................       26,063      33,441
  Net operating loss carryforward.............................................      973,861     667,691
                                                                                 ----------    --------
Net deferred tax asset........................................................   $1,047,983    $751,703
                                                                                 ----------    --------
                                                                                 ----------    --------

     Upon the adoption of Statement 109 in 1993, because of its operating losses and the level of deferred tax assets, the Company could not conclude that it was more likely than not that its deferred tax assets would be realized and, consequently, set up a valuation allowance. At December 31, 1994, based on its earnings for the year and expectations of future earnings, the Company determined that it was more likely than not that its deferred tax assets would be realized and, consequently, reversed the remaining valuation allowance.

                        MEDIALINK WORLDWIDE INCORPORATED

INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED.

(6) FOREIGN OPERATIONS

     Selected financial information regarding the Company's UK office as of and for the years ended December 31, is as follows:

                                                                      1993         1994         1995
                                                                    ---------    --------    ----------
Total assets.....................................................                $393,878    $  560,295
                                                                                 --------    ----------
                                                                                 --------    ----------
Total liabilities................................................                $156,233    $  327,818
                                                                                 --------    ----------
                                                                                 --------    ----------
Revenues.........................................................   $ 360,074    $834,749    $1,484,670
                                                                    ---------    --------    ----------
                                                                    ---------    --------    ----------
Operating loss...................................................   $ 281,081    $103,341    $   21,606
                                                                    ---------    --------    ----------
                                                                    ---------    --------    ----------

(7) COMMITMENTS

     On April 30, 1990, the Company entered into an agreement for communications services. The agreement, which was amended and restated on November 1, 1993, extends until November 1, 1997. The agreement provides for guaranteed minimum payments which currently approximate $516,000 per year. Charges included in direct costs on the accompanying statement of operations under this agreement amounted to $516,344, $497,617 and $526,516 for the years ended December 31, 1993, 1994 and 1995, respectively.

(8) SUPPLEMENTAL CASH FLOWS INFORMATION

     Cash paid for interest and income taxes during the years ended December 31, 1993, 1994 and 1995 was as follows:

                                                                              1993       1994      1995


                                                                             -------    ------    ------
Interest..................................................................   $12,332    $6,205    $   --
Income taxes..............................................................   $16,421    $2,868    $3,733

(9) UNAUDITED PRO FORMA INFORMATION

     Pro forma net income per common and common equivalent share is calculated using the weighted average number of shares of Common Stock outstanding during the period, plus Common Stock issuable pursuant to options granted under the Stock Option Plan at prices below the assumed initial public offering price per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering, assuming such Common Stock was outstanding for all periods presented. In addition, shares of Common Stock issuable upon the conversion of all shares of Series A, Series B and Series C Preferred Stock into shares of Common Stock are included in the calculation as if they were outstanding for all periods presented. The weighted average number of common equivalent shares outstanding during the period ended December 31, 1995, after reflecting a 1 for 1.2 stock split effective July 31, 1996 was 3,453,109.

(10) SUBSEQUENT EVENT

     On July 18, 1996, the Company entered into an asset purchase agreement (the 'Agreement') with PR Data Systems, Inc. ('PR Data') and its stockholders. Under the terms of the Agreement, the Company acquired all of PR Data's tangible and intangible assets for cash of $120,000 and through the issuance of 24,000 shares of the Common Stock valued at $155,000. The Company also assumed certain of the obligations and liabilities of PR Data as at the closing date with the exception that such obligations and liabilities assumed could not exceed the book value of assets acquired by more than $372,000.

     The Company also entered into non-compete agreements with the principal officers and stockholders of PR Data. These agreements are for periods of five years and provide for quarterly payments aggregating $410,000 during this period.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
PR DATA SYSTEMS, INC.:

     We have audited the accompanying balance sheets of PR Data Systems, Inc. as of December 31, 1994 and 1995, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PR Data Systems, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepeted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

New York, New York
August 22, 1996

                             PR DATA SYSTEMS, INC.

                                 BALANCE SHEETS


                                                                                    DECEMBER 31,
                                                                                --------------------     JUNE 30,
                                                                                  1994        1995         1996
                                                                                --------    --------    -----------
                                                                                                        (UNAUDITED)
                                   ASSETS
CURRENT ASSETS:
  Cash.......................................................................   $  5,083    $  4,008     $      --
  Accounts receivable net of allowance for doubtful accounts of $25,000 and
     $18,000 in 1994 and 1995, respectively..................................    219,838     248,229       252,320
  Prepaid expenses...........................................................      3,104       2,707         1,284
                                                                                --------    --------    -----------
     Total current assets....................................................    228,025     254,944       253,604
Property and equipment, net of accumulated depreciation of $238,027 and
  $216,540 in 1994 and 1995, respectively (Note 2)...........................     54,892      90,301        77,576
Security deposits............................................................      6,035       7,731         7,731
Deferred loan costs..........................................................      7,044       5,166         4,227
                                                                                --------    --------    -----------
     Total assets............................................................   $295,996    $358,142     $ 343,138
                                                                                --------    --------    -----------
                                                                                --------    --------    -----------

                    LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current installments of obligations under capital leases (Note 3)..........      8,307      11,699        11,699
  Current installments of long-term debt (Note 4)............................    136,455     104,442        87,513
  Loans payable (Note 5).....................................................         --      11,500            --
  Accounts payable...........................................................    136,361     133,160       129,717
  Amounts payable to related parties (Note 5):
     Accrued interest........................................................     49,785      76,910        90,107
     Accrued rent............................................................     30,922      43,470        27,962
  Accrued salaries...........................................................     29,390      30,535        32,598
Other accrued expenses.......................................................      1,488         235         1,888
  Deferred revenue...........................................................     51,806      54,056            --
Income taxes payable.........................................................        895         615           349
                                                                                --------    --------    -----------
     Total current liabilities...............................................    445,409     466,622       381,833
Obligations under capital leases, excluding current installments (Note 3)....     36,390      38,541        31,876
Long-term debt, payable to related parties (Note 4)..........................    287,362     293,107       353,607
                                                                                --------    --------    -----------
     Total liabilities.......................................................    769,161     798,270       767,316
                                                                                --------    --------    -----------
Commitments (Notes 3 and 5)
STOCKHOLDERS' DEFICIT:


  Common stock, no par value. Authorized, issued and outstanding 200
     shares..................................................................     17,000      17,000        17,000
  Accumulated deficit........................................................   (490,165)   (457,128)     (441,178)
                                                                                --------    --------    -----------
     Total stockholders' deficit.............................................   (473,165)   (440,128)     (424,178)
                                                                                --------    --------    -----------
     Total liabilities and stockholders' deficit.............................   $295,996    $358,142     $ 343,138
                                                                                --------    --------    -----------
                                                                                --------    --------    -----------

                See accompanying notes to financial statements.
                                      F-14

                             PR DATA SYSTEMS, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                YEARS ENDED                  SIX MONTHS
                                                DECEMBER 31,               ENDED JUNE 30,
                                         --------------------------    ----------------------
                                            1994           1995          1995         1996
                                         -----------    -----------    ---------    ---------
                                                                            (UNAUDITED)
Revenues..............................   $ 1,669,783    $ 1,691,603    $ 808,557    $ 843,788
Direct expenses.......................       344,961        263,133      141,947      116,006
                                         -----------    -----------    ---------    ---------
     Gross profit.....................     1,324,822      1,428,470      666,610      727,782
Selling, general and administrative
  expenses............................     1,377,169      1,354,019      657,611      681,763
                                         -----------    -----------    ---------    ---------
     Operating (loss) income..........       (52,347)        74,451        8,999       46,019
Interest expense......................       (38,401)       (40,799)     (33,410)     (29,486)
                                         -----------    -----------    ---------    ---------
     (Loss) income before income
       taxes..........................       (90,748)        33,652      (24,411)      16,533
Income taxes (Note 6).................           624            615          365          583
                                         -----------    -----------    ---------    ---------
     Net (loss) income................       (91,372)        33,037      (24,776)      15,950
Accumulated deficit at beginning of
  period..............................      (398,793)      (490,165)    (490,165)    (457,128)
                                         -----------    -----------    ---------    ---------
Accumulated deficit at end of
  period..............................   $  (490,165)   $  (457,128)   $(514,941)   $(441,178)
                                         -----------    -----------    ---------    ---------
                                         -----------    -----------    ---------    ---------

                See accompanying notes to financial statements.
                                      F-15

                             PR DATA SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

        (INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.)

                                                                          YEARS ENDED              SIX MONTHS
                                                                          DECEMBER 31,           ENDED JUNE 30,
                                                                      --------------------    --------------------
                                                                        1994        1995        1995        1996
                                                                      --------    --------    --------    --------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income................................................   $(91,372)   $ 33,037    $(24,776)   $ 15,950
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation and amortization.................................     10,118      17,840      10,620      13,664
     Provision for doubtful accounts...............................     22,000      21,007       9,667         658
     Loss on disposition of equipment and vehicles.................        675       1,143       1,143          --
     Decrease (increase) in accounts receivable....................      5,523     (49,398)     77,798      (4,749)
     Decrease in prepaid expenses..................................        745         397       1,561       1,423
     (Decrease) increase in accounts payable.......................    (11,309)     (3,201)      4,975      (3,443)
     Increase in amounts payable to related parties................     31,925      39,673     (57,556)     (2,311)
     (Decrease) increase in accrued salaries.......................       (888)      1,145        (169)      2,063
     Decrease in other accrued expenses............................     (2,060)     (1,253)     13,512       1,653
     Increase in deferred revenue..................................     51,806       2,250      (5,534)    (54,056)
     Increase (decrease) in income taxes payable...................        645        (280)       (530)       (266)
     Increase in security deposits.................................     (4,237)     (1,696)     (1,696)         --
                                                                      --------    --------    --------    --------
          Net cash provided by operating activities................     13,571      60,664      29,015     (29,414)
                                                                      --------    --------    --------    --------
Cash flows from investing activities:
  Capital expenditures for property and equipment..................         --     (35,554)    (13,684)         --
                                                                      --------    --------    --------    --------
          Net cash used in investing activities....................         --     (35,554)    (13,684)         --
                                                                      --------    --------    --------    --------
Cash flows from financing activities:
  Proceeds of borrowings from stockholders.........................     71,410      45,240         745      60,500
  Proceeds of other borrowings.....................................     24,900      63,000          --          --
  Principal payments on borrowings from stockholders...............    (56,400)    (39,495)         --          --
  Principal payments on loan from Small Business Administration....    (29,760)    (32,013)    (15,592)    (16,929)
  Principal payments under capital lease obligations...............       (693)    (11,417)     (5,567)     (6,665)
  Principal payments on other borrowings...........................    (24,900)    (51,500)         --     (11,500)
                                                                      --------    --------    --------    --------
          Net cash used in financing activities....................    (15,443)    (26,185)    (20,414)     25,406
                                                                      --------    --------    --------    --------
          Net decrease in cash.....................................     (1,872)     (1,075)     (5,083)     (4,008)
Cash at beginning of period........................................      6,955       5,083       5,083       4,008


                                                                      --------    --------    --------    --------
Cash at end of period..............................................   $  5,083    $  4,008    $     --    $     --
                                                                      --------    --------    --------    --------
                                                                      --------    --------    --------    --------
Supplemental schedule of noncash investing and financing
  activities:
     Acquisition of equipment under capital lease..................   $ 45,389    $ 16,960
                                                                      --------    --------
                                                                      --------    --------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest......................................................   $ 15,298    $ 29,343
                                                                      --------    --------
                                                                      --------    --------
     Income taxes..................................................   $    250    $    250
                                                                      --------    --------
                                                                      --------    --------

                See accompanying notes to financial statements.
                                      F-16

                             PR DATA SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business

     PR Data Systems, Inc. ('PR Data') is engaged in public relations services, including the distribution of news releases to media and reporting on the effectiveness of such releases in meeting the customers' requirements.

  (b) Revenue Recognition

     Fees earned for the distribution of news releases are recognized when the services are performed and billed. PR Data typically enters into annual agreements with customers under which it reports on the effectiveness of news releases. Fees earned under these arrangements are recognized ratably over the term of the agreement.

  (c) Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated principally on a straight-line basis over the estimated useful lives of the assets. Equipment held under capital leases is amortized on a straight-line basis over the lease term. Costs paid to a consultant to develop certain databases used by PR Data have been deferred and are being amortized over five years.

  (d) Deferred Loan Costs

     Costs incurred in obtaining a loan from the Small Business Administration have been deferred and are being amortized over the term of the loan (six years).

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. PR Data makes an allowance for deferred tax assets to the extent that management considers that some portion or all of such assets will not be realized.



  (f) Financial Instruments

     The fair value of financial instruments at December 31, 1994 and 1995 approximates cost due to the relatively short maturities of such instruments.

  (g) Use of Estimates

     Management of PR Data has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (h) Unaudited Interim Financial Statements

     In the opinion of management, the unaudited interim balance sheet as of June 30, 1996 and the related statements of operations and accumulated deficit and cash flows for the six months ended June 30, 1995 and 1996 have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year end December 31, 1996.

                             PR DATA SYSTEMS, INC.

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(2) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                        1994         1995
                                                                      ---------    ---------
Copier equipment held under capital leases.........................   $  45,389    $  62,349
Office furniture...................................................      20,982       22,332
Office and computer equipment and software.........................     226,548      222,160
                                                                      ---------    ---------
                                                                        292,919      306,841
Less accumulated depreciation......................................    (238,027)    (216,540)
                                                                      ---------    ---------
                                                                      $  54,892    $  90,301


                                                                      ---------    ---------
                                                                      ---------    ---------

     Depreciation expenses amounted to $10,118 and $17,840 in 1994 and 1995, respectively.

(3) OBLIGATIONS UNDER CAPITAL LEASES

     Minimum future lease payments under capital leases at December 31, 1995 are:

YEAR ENDING DECEMBER 31,
---------------------------------------------------------------
1996...........................................................   $14,963
1997...........................................................    14,963
1998...........................................................    14,963
1999...........................................................    17,919
2000...........................................................       351
                                                                  -------
Total minimum lease payments...................................    63,159
Less amount representing interest..............................   (12,919)
                                                                  -------
Present value of net minimum lease payments....................   $50,240
Less amount currently due......................................   (11,699)
                                                                  -------
                                                                  $38,541
                                                                  -------
                                                                  -------

(4) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                           1994        1995
                                                                         --------    --------
Small Business Administration loan due August 31, 1998................   $136,455    $104,442
Stockholders' loans...................................................    287,362     293,107
                                                                         --------    --------
                                                                          423,817     397,549
Less current portion..................................................    136,455     104,442
                                                                         --------    --------
Long-term portion, net................................................   $287,362    $293,107
                                                                         --------    --------
                                                                         --------    --------



     The Small Business Administration loan bears interest at 2 1/4% over prime (10 3/4% at December 31, 1995) and is payable in monthly installments over the term of the loan. The loan is guaranteed by the officers and secured by third mortgages on their residences and assignment of proceeds under the officers' life insurance policies. Restrictive covenants include maintaining a current ratio of not less than 1.5 to 1 at the end of any fiscal quarter and contain limits as to officers' salary increases and paydowns on stockholder loans. PR Data did not meet the current ratio requirement at December 31, 1994 or 1995. Consequently, the entire loan balance is classified as a current liability on the accompanying balance sheets.

     The stockholders' loans bear interest at 8 1/2% or 2% over prime (10 1/2% at December 31, 1995) and have been classified as long term as the shareholders agreed not to demand repayment before January 1, 1997.

                             PR DATA SYSTEMS, INC.

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(5) RELATED PARTY TRANSACTIONS

     During March 1992, PR Data entered into a five-year lease expiring in September 1996 for office space from a partnership 50% owned by certain stockholders. The lease agreement calls for a monthly base rent of $12,175 plus escalation charges for real estate taxes. These escalation charges totaled $17,894 and $19,794 in 1994 and 1995, respectively. PR Data negotiated a reduction in the monthly payments to $10,175 for the period April 1, 1994 through March 31, 1995.

     During 1995, a partnership, 50% owned by certain stockholders of PR Data, advanced funds without interest to cover short-term working capital needs of PR Data.

     At December 31, 1994 and 1995, amounts payable to related parties included rent payable to a partnership 50% owned by certain stockholders of $30,922 and $43,370, respectively, and interest on stockholders' loans of $49,785 and $76,910, respectively.

(6) INCOME TAXES

     Income tax expense attributable to income from continuing operations consists of:

                                                           CURRENT    DEFERRED    TOTAL
                                                           -------    --------    -----


Year ended December 31, 1994:
  Federal...............................................    $  --       $ --      $  --
  State and local.......................................      624         --        624
                                                           -------    --------    -----
                                                            $ 624       $ --      $ 624
                                                           -------    --------    -----
                                                           -------    --------    -----
Year ended December 31, 1995:
  Federal...............................................       --         --         --
  State and local.......................................      615         --        615
                                                           -------    --------    -----
                                                            $ 615       $ --      $ 615
                                                           -------    --------    -----
                                                           -------    --------    -----

     Income tax expense differs from the amount computed by multiplying the statutory rate of 34% to income (loss) before income taxes due to the following:

                                                                  1994        1995
                                                                --------    --------
Income tax (benefit) expense at statutory rate...............   $(30,854)   $ 11,442
Increase (reduction) in income taxes resulting from:
  State taxes, net of Federal tax deduction..................     (4,244)      1,827
  Nondeductible expenses.....................................        218       1,507
  Increase (decrease) in valuation allowance.................     35,873     (15,447)
  Other......................................................       (369)      1,286
                                                                --------    --------
                                                                $    624    $    615
                                                                --------    --------
                                                                --------    --------

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                               1994         1995
                                                             ---------    ---------
Deferred tax assets:
  Net operating loss carryforwards........................   $ 133,512    $ 125,780
  Accounts receivable principally due to allowance for
     doubtful accounts....................................      10,356        7,729
  Property and equipment, due to differences in
     depreciation for book and tax purposes...............       4,509        4,824
  Other...................................................       1,350        1,350
                                                             ---------    ---------


                                                               149,727      139,683
                                                             ---------    ---------

                             PR DATA SYSTEMS, INC.

        INFORMATION AS OF JUNE 30, 1996 AND INFORMATION RELATING TO THE
             SIX MONTHS ENDED JUNE 30, 1996 AND 1995 IS UNAUDITED.

(6) INCOME TAXES--(CONTINUED)

                                                               1994         1995
                                                             ---------    ---------
Deferred tax liabilities:
  Software development costs..............................          --       (5,403)
                                                             ---------    ---------
                                                                    --       (5,403)
                                                             ---------    ---------
     Net deferred tax assets..............................     149,727      134,280
  Less valuation allowance................................    (149,727)    (134,280)
                                                             ---------    ---------
     Deferred tax assets, net of valuation allowance......   $      --    $      --
                                                             ---------    ---------
                                                             ---------    ---------

     At December 31, 1995, PR Data has net operating loss carryforwards for Federal income tax purposes of $243,482 which are available to offset future Federal taxable income, if any, through 2009.

     The net change in the total valuation allowance for the years ended December 31, 1994 and 1995 was an increase of $35,873 and a decrease of $15,447, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. In order to fully realize the deferred tax assets, PR Data will need to generate future taxable income of approximately $324,000 prior to the expiration of the net operating loss carryforwards in 2009. Based upon the level of historical taxable income (loss) and projection for future taxable income over the periods in which the deferred tax assets are deductible, management could not conclude that it is more likely than not that PR Data will be able to realize the benefits of these deductible differences and, accordingly, has provided a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities.

(7) BUSINESS CONCENTRATION

     During 1994 and 1995, PR Data generated revenue of $481,400 and $479,000, respectively, from services provided to two customers. The total accounts receivable balance at December 31, 1994 and 1995 relating to these customers was $34,302 and $64,528, respectively.

(8) SUBSEQUENT EVENT

     On July 18, 1996, PR Data completed an asset purchase agreement (the 'Agreement') with Medialink Worldwide Incorporated, formerly known as Video Broadcasting Corporation ('Medialink'), a Delaware corporation, and Medialink PR Data Corporation (the 'Purchaser'), a Delaware corporation which is a wholly owned subsidiary of Medialink.

     Under the terms of the Agreement, the Purchaser acquired all of PR Data's tangible and intangible assets for cash of $120,000 and through the issuance of 24,000 shares of Common Stock valued at $155,000. The purchaser also assumed all of the obligations and liabilities of PR Data as at the closing date with the exception that such obligations and liabilities assumed could not exceed the book value of assets acquired by more than $372,000.

     The Purchaser also entered into noncompete agreements with PR Data's principal officers and stockholders. These agreements are for periods of five years and provide for quarterly payments aggregating $410,000 during this period.

                        MEDIALINK WORLDWIDE INCORPORATED
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Balance Sheet of Medialink Worldwide Incorporated (the 'Company' or 'Medialink') as of June 30, 1996 and unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 1996 and the year ended December 31, 1995 illustrates the effect of the PR Data Acquisition. The Unaudited Pro Forma Condensed Combined Balance Sheet assumes that the PR Data Acquisition occurred on June 30, 1996 and the Unaudited Pro Forma Condensed Combined Statements of Operations assumes that the PR Data Acquisition occurred at the beginning of the periods presented.

     Pursuant to the terms of the PR Data Acquisition, the Company issued 24,000 shares of Common Stock, made a cash payment of $120,000 and assumed certain liabilities not to exceed the book value of assets acquired by more than $372,000. In addition, the Company will make quarterly payments in the aggregate amount of $410,000 payable over the next five years under the terms of non-compete agreements with certain officers and stockholders of PR Data. The transaction will be accounted for as a purchase. The Unaudited Pro Forma


Condensed Combined Financial Statements also reflect the pay down of PR Data's existing Small Business Administration loan in the amount of approximately $89,000 and the conversion of long-term debt and certain other obligations of PR Data to its stockholders into a new note in the amount of $330,000 which occurred immediately following the consummation of the PR Data Acquisition.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The PR Data Acquisition will be recorded based upon the estimated fair market value of the net tangible and intangible assets acquired at the date of the acquisition. The adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements represent management's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

     The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transaction had been consummated as of the indicated dates. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of Medialink and PR Data included elsewhere herein, together with the related notes thereto.

                        MEDIALINK WORLDWIDE INCORPORATED

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                                 BALANCE SHEET
                                 JUNE 30, 1996

                                                                 MEDIALINK      PR DATA       PRO FORMA
                                                                HISTORICAL     HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                                -----------    ----------    -----------     ----------
                                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................................   $   492,550     $      --     $(120,000)(1)  $  285,037
                                                                                                (87,513)(2)
  Accounts receivable........................................     3,558,888       252,320                     3,811,208
  Prepaid expenses and other current assets..................       158,821         1,284                       160,105
  Deferred tax asset.........................................       480,197            --                       480,197
                                                                -----------    ----------    -----------     ----------
      Total current assets...................................     4,690,456       253,604      (207,513)      4,736,547
Property and equipment--net..................................       745,442        77,576                       823,018
Due from officers............................................         6,532            --                         6,532
Intangible assets--net.......................................            --            --       997,138(1)      997,138
Other assets.................................................       112,922        11,958                       124,880
                                                                -----------    ----------    -----------     ----------
      Total assets...........................................   $ 5,555,352     $ 343,138     $ 789,625      $6,688,115
                                                                -----------    ----------    -----------     ----------
                                                                -----------    ----------    -----------     ----------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Account payable............................................   $ 1,604,039     $ 129,717     $              $1,733,756
  Accrued expenses...........................................       853,408        34,486        30,000(1)      891,771
                                                                                                (26,123)(1)
  Capital leases--current....................................            --        11,699                        11,699
  Long-term debt--current....................................            --        87,513       (87,513)(3)      36,709
                                                                                                 36,709(1)
  Amounts payable to related parties.........................            --       118,069        (2,448)(1)     115,621
  Income taxes payable.......................................       118,236           349                       118,585
                                                                -----------    ----------    -----------     ----------
      Total current liabilities..............................     2,575,683       381,833       (49,375)      2,908,141
Deferred rent payable........................................        50,309            --                        50,309
Capital leases--excluding current............................            --        31,876                        31,876
Long-term debt--excluding current............................            --       353,607       (23,607)(1)     293,291
                                                                                                (36,709)(3)
Commitment under covenant not to compete--net................            --            --       320,138(1)      320,138
STOCKHOLDERS' EQUITY:
  Series A Preferred Stock...................................       983,126            --                       983,126


  Series B Preferred Stock...................................       641,500            --                       641,500
  Series C Preferred Stock...................................     1,730,107            --                     1,730,107
  Common stock...............................................         9,123        17,000       (17,000)          9,363
                                                                                                    240(1)
  Additional paid-in capital.................................       360,750            --       154,760(1)      515,510
  Accumulated deficit........................................      (794,612)     (441,178)      441,178(1)     (794,612)
  Equity adjustment for foreign currency translation.........          (634)           --                          (634)
                                                                -----------    ----------    -----------     ----------
      Total stockholders' equity.............................     2,929,360      (424,178)      579,178       3,084,360
                                                                -----------    ----------    -----------     ----------
      Total liabilities and stockholders' equity.............   $ 5,555,352     $ 343,138     $ 789,625      $6,688,115
                                                                -----------    ----------    -----------     ----------
                                                                -----------    ----------    -----------     ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                        MEDIALINK WORLDWIDE INCORPORATED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                                         SIX MONTHS ENDED JUNE 30, 1996
                                                             ------------------------------------------------------
                                                             MEDIALINK      PR DATA       PRO FORMA
                                                             HISTORICAL    HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                             ----------    ----------    -----------     ----------
Revenues..................................................   $7,431,490     $ 843,788     $  (2,133)(4)  $8,212,048
                                                                                            (61,097)(5)
Direct costs..............................................    3,208,140       116,006       (61,097)(5)   3,263,049
                                                             ----------    ----------    -----------     ----------
  Gross profit............................................    4,233,350       727,782        (2,133)      4,948,999
General and administrative expenses.......................    3,400,180       681,763        19,571(6)    4,110,242
                                                                                             25,000(7)
                                                                                            (16,272)(8)
                                                             ----------    ----------    -----------     ----------
  Operating income........................................      823,170        46,019       (30,432)        838,757
Other income (expense)
  Interest expense........................................           --       (29,486)        3,212(9)      (21,654)
                                                                                              4,620(10)
  Interest and other income...............................       13,200            --                        13,200
                                                             ----------    ----------    -----------     ----------
  Income before income taxes..............................      836,370        16,533       (22,600)        830,303
Income tax expense........................................      341,100           583        (9,221)(11)    332,462
                                                             ----------    ----------    -----------     ----------
Net income................................................   $  495,270     $  15,950     $ (13,379)     $  497,841
                                                             ----------    ----------    -----------     ----------
                                                             ----------    ----------    -----------     ----------
Pro forma net income per common and common equivalent
  share...................................................                                               $     0.14(12)
                                                                                                         ----------
                                                                                                         ----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                        MEDIALINK WORLDWIDE INCORPORATED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                                       YEAR ENDED DECEMBER 31, 1995
                                                         --------------------------------------------------------
                                                          MEDIALINK      PR DATA       PRO FORMA
                                                         HISTORICAL     HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                         -----------    ----------    -----------     -----------
Revenues..............................................   $10,624,680    $1,691,603     $  (8,229)(4)  $12,237,144
                                                                                         (70,910)(5)
Direct costs..........................................     4,553,349       263,133       (70,910)(5)    4,745,572
                                                         -----------    ----------    -----------     -----------
  Gross profit........................................     6,071,331     1,428,470        (8,229)       7,491,572
General and administrative expenses...................     5,373,307     1,354,019        39,143(6)     6,786,155
                                                                                          50,000(7)
                                                                                         (30,314)(8)
                                                         -----------    ----------    -----------     -----------
  Operating income....................................       698,024        74,451       (67,058)         705,417
Other income (expense)
  Inerest expense.....................................            --       (40,799)        4,972(9)       (26,587)
                                                                                           9,240(10)
  Interest and other income...........................        15,273            --                         15,273
                                                         -----------    ----------    -----------     -----------
  Income before income taxes..........................       713,297        33,652       (52,846)         694,103
Income tax expense....................................       332,062           615       (12,696)(11)     319,981
                                                         -----------    ----------    -----------     -----------
Net income............................................   $   381,235    $   33,037     $ (40,150)     $   374,122
                                                         -----------    ----------    -----------     -----------
                                                         -----------    ----------    -----------     -----------
Pro forma net income per common and common equivalent
  share...............................................                                                $      0.11(12)
                                                                                                      -----------
                                                                                                      -----------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                        MEDIALINK WORLDWIDE INCORPORATED

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

 (1) Reflects the purchase price in connection with the PR Data Acquisition as follows:

Cash paid at closing                                             $120,000
Medialink shares issued                                           155,000
Net liabilities assumed:
  Actual at June 30, 1996                             424,178
  Cash overdraft not assumed                          (26,123)
  Long-term debt not assumed                          (23,607)
  Amounts payable to related parties
     not assumed                                       (2,448)
                                                     --------
                                                                  372,000
Present value of payments totaling $410,000
  Under non-compete agreements                                    320,138
Estimated transaction costs                                        30,000
                                                                 --------
                                                                 $997,138
                                                                 --------
                                                                 --------

   The purchase price has been allocated in the Pro Forma Condensed Combined Financial Statements as follows:

Covenant not to compete                                          $320,138
Goodwill and other tangibles                                      677,000
                                                                 --------
                                                                 $977,138
                                                                 --------
                                                                 --------

 (2) Reflects the payoff of PR Data's Small Business Association loan in the amount of $87,513 immediately following the consummation of the PR Data Acquisition.

 (3) To reflect conversion of long-term debt and certain other obligations of PR Data to a stockholder into a new note in the amount of $330,000 bearing an interest rate of 8% and amortizing over seven years.

 (4) Reflects the elimination of management fee income of PR Data from a related party that will no longer be earned after the PR Data Acquisition.



 (5) Reflects the elimination of fees for services paid to PR Data by Medialink.

 (6) Reflects the amortization expenses of the excess of cost over the fair value of the net tangible liabilities acquired in the PR Data Acquisition by use of the straight-line method over 15 years.

 (7) Reflects the amortization of the value assigned to various non-compete agreements with certain officers and stockholders of PR Data.

 (8) Reflects the adjustment to the salaries of the former officers and stockholders of PR Data under the terms of their new employment agreements with Medialink effective after the PR Data Acquisition.

 (9) Reflects the effect of interest due on the note due to a stockholder of PR Data in the principal amount of $330,000.

(10) Reflects the reduction in interest expense as a result of the payoff of the Small Business Administration loan at the closing of the PR Data Acquisition.

(11) Reflects the tax effect of the pro forma adjustments at Medialink's effective tax rate.

(12) See Note 9 to the Company's Financial Statements for an explanation of the method used to determine the pro forma net income per common and common equivalent share.

CASE STUDIES

PEPSI

Illustration shows man standing in front of assembly line on which soft drink cans are being filled.


Pepsi was the target of rumors regarding product tampering in its soft drink cans. Pepsi decided to counter these allegations by showing the public the conditions under which the beverage was manufactured and packaged. VNRs were produced to accomplish that, and were distributed by Medialink to TV stations nationwide. Medialink's monitoring indicated that the releases achieved a cumulative audience of 500 million over a one-week period.


GENERAL MILLS

General Mills wished to celebrate the 75th anniversary of the Betty Crocker brand by unveiling the latest modernization "makeover" of the Betty Crocker image. This was a significant corporate event, and management sought to generate a maximum amount of news coverage. Medialink broadcast the ceremony at which the new likeness was presented; conducted a Satellite Media Tour that reached TV stations around the nation; and produced a VNR to extend the story's reach. Medialink's monitoring indicated a cumulative audience of 42 million.


Illustration shows man standing in front of framed portrait of likeness of Betty Crocker.


SPEEDO INTERNATIONAL

Illustration shows newscaster with three women in swimsuits.

This major swimwear manufacturer sought to introduce products made from a new proprietary fabric, Aquablade(R), that, according to scientific tests reported by Speedo, could increase a swimmer's speed by as much as 8%. This line was set for release in Europe, Australia and Latin America. The challenge was to prepare and distribute "master" material that could be readily adapted by TV stations in numerous countries taking into account local languages and customs. This was accomplished by coordinating the efforts of Medialink's international network of affiliates. Medialink's monitoring indicated a cumulative audience of 182 million in 12 countries.


                                                                       MEDIALINK

                                     [LOGO]

                                2,000,000 SHARES
                                  COMMON STOCK

                                   PROSPECTUS

                           DEAN WITTER REYNOLDS INC.
                           WHEAT FIRST BUTCHER SINGER

                                            , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All items are estimated except the SEC registration and NASD and NASDAQ filing fees.

SEC registration fee...........................................   $ 7,667
NASD filing fee................................................     3,030
NASDAQ fee.....................................................    30,120
Blue Sky fees and expenses.....................................         *
Printing and engraving expenses................................         *
Legal fees and expenses........................................         *
Accounting fees and expenses...................................         *
Transfer agent fees............................................         *
Miscellaneous..................................................         *
                                                                  -------
     Total.....................................................   $     *
                                                                  -------
                                                                  -------

------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the 'DGCL') provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a 'derivative action'), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by Section 145 of the DGCL against all expense, liability and loss (including without limitation attorneys' fees) incurred by such person in connection therewith.

     Article Ninth of the Company's Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from a breach of their fiduciary duty as directors. However, nothing contained in such Article Ninth shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     Article XI of the Registrant's Amended and Restated By-Laws provides that each person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past, and circumstances in which indemnification and advancement of expenses to such persons are permitted or are discretionary to the greatest extent under Delaware law.

     Subsequent to the consummation of this offering, the Company intends to maintain directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act. Amounts have been restated to reflect a 1.2 for 1 stock split of the Common Stock effected in the form of a stock dividend on July 31, 1996. These transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to
Section 4(2) or Rule 701 thereof. Options granted to employees were granted pursuant to the Company's stock option plans. Options granted to non-employee directors were granted pursuant to the Directors Stock Option Plan.

     On July 18, 1996, the Company granted to William Wubbenhorst, Jack Schoonover and Nancy Schoonover stock options to purchase an aggregate of 24,000 shares of Common Stock at an exercise price of $6.46 per share, pursuant to stock option agreements executed in connection with the PR Data Acquisition.

     On July 18, 1996, the Company issued to William Wubbenhorst, Jack Schoonover and Nancy Schoonover an aggregate of 24,000 shares of Common Stock, valued at an aggregate of $155,000, pursuant to the Asset Purchase Agreement executed in connection with the PR Data Acquisition.

     On February 15, 1996, the Company granted to non-employee directors of the Company stock options to purchase 62,400 shares of Common Stock at an exercise price of $3.54 per share

     On July 1, 1995 and February 1, 1996, the Company granted to Laurence Moskowitz stock options to purchase 9,600 and 92,400 shares of Common Stock, respectively, at exercise prices of $2.29 and $3.54 per share, respectively.

     On July 1, 1995 and February 1, 1996, the Company granted to J. Graeme McWhirter stock options to purchase 8,400 and 76,394 shares of Common Stock, respectively, at exercise prices of $2.29 and $3.54 per share, respectively.

     On July 1, 1995 and February 1, 1996, the Company granted to Mark Manoff stock options to purchase 7,200 and 39,700 shares of Common Stock, respectively, at exercise prices of $2.29 and $3.54 per share, respectively.

     On July 1, 1995 and February 1, 1996, the Company granted to Nicholas F. Peters stock options to purchase 7,200 and 39,400 shares of Common Stock, respectively, at exercise prices of $2.29 and $3.54 per share, respectively.

     On July 1, 1995 and February 1, 1996, the Company granted to Mary Buhay stock options to purchase 3,600 and 6,800 shares of Common Stock, respectively, at exercise prices of $2.29 and $3.54 per share, respectively.

     On February 1, 1996, the Company granted to employees stock options to purchase 132,800 shares of Common Stock at an exercise price of $3.54 per share.

     On July 1, 1995, the Company granted to employees stock options to purchase 39,000 shares of Common Stock at an exercise price of $2.29.

     On March 1, 1994, the Company granted to David Davis stock options to purchase 14,400 shares of Common Stock at an exercise price of $1.25 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

 EXHIBIT
  NUMBER     DESCRIPTION
----------   -----------
   *1.1       --   Form of Underwriting Agreement.

   *3.1       --   Amended and Restated Certificate of Incorporation of Medialink Worldwide Incorporated (the
                   'Company').

    3.2       --   Amended and Restated By-Laws of the Company.

   *4.1       --   Specimen Stock Certificate.

   *5.1       --   Legal Opinion of Tashlik, Kreutzer & Goldwyn P.C.

   10.1       --   Asset Purchase Agreement, dated July 18, 1996, between Medialink PR Data Corporation, Video
                   Broadcasting Corporation, PR Data Systems, Inc., Jack Schoonover, William Wubbenhorst and Nancy
                   Schoonover.

  *10.2       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Laurence Moskowitz.

  *10.3       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and J. Graeme McWhirter.

  *10.4       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and David Davis.

  *10.5       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Nicholas F. Peters.

  *10.6       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Mark Manoff.


  *10.7       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Mark Weiner.

  *10.8       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Mary Buhay.

   10.9       --   Non-Negotiable Subordinated Promissory Note, dated July 18, 1996, between Medialink PR Data
                   Corporation and William Wubbenhorst.

   10.10      --   Lease, dated July 18, 1996, between Oakwood Avenue Partners and Medialink PR Data Corporation.

   10.11      --   Lease, dated September 21, 1994, between Clemons Properties Partner and Video Broadcasting
                   Corporation.

 EXHIBIT
  NUMBER     DESCRIPTION
----------   -----------
   10.12      --   First Lease Modification Agreement, dated December   , 1995 between Clemons Properties Partners
                   and Video Broadcasting Corporation.

   10.13      --   Second Lease Modification Agreement, dated March 4, 1996, between Clemons Properties Partners and
                   Video Broadcasting Corporation.

   10.14      --   Third Lease Modification Agreement, dated May, 1996, between Clemons Properties Partners and Video
                   Broadcasting Corporation.

   10.15      --   Sublease, dated April 1, 1996, between Video Broadcasting Corporation and Media on Demand, Inc.

   10.16      --   Lease, dated October 1, 1990, between 1401 New York Avenue, Inc. and Video Broadcasting
                   Corporation.

   10.17      --   First Amendment of Lease, dated March 25, 1996, between 1401 New York Avenue, Inc. and Video
                   Broadcasting Corporation.

   10.18      --   Lease, dated January 3, 1994, between Continental Bank, N.A., as Trustee for the Allstate
                   Retirement Plan and Continental Bank, N.A., as Trustee for the Agents Pension Plan and Video
                   Broadcasting Corporation.

   10.19      --   Office Lease, dated June 7, 1989, between Teachers' Retirement System of the State of Illinois and
                   Video Broadcasting Corporation.

   10.20      --   First Amendment to Lease, dated June 1, 1994 between Teachers' Retirement System of the State of
                   Illinois and Video broadcasting Corporation.

   10.21      --   Office Lease, dated May 5, 1994, between Copperfield Investment & Development Company and Video
                   Broadcasting Corporation.

   10.22      --   First Amendment to Lease, dated September 15, 1994, between Copperfield Investment & Development
                   Company and Video Broadcasting Corporation.

   10.23      --   Lease Agreement, dated November 14, 1994, between City & Corporate Counsel Limited and Video
                   Broadcasting Corporation Inc.

   10.24      --   Underlease, dated February 9, 1995, between City & Corporate Counsel Limited and Video
                   Broadcasting Corporation Inc.

   10.25      --   Agreement, dated March 6, 1996, between Medialink, Inc. and ABC Radio Networks, Inc.

   10.26      --   Agreement, dated February 9, 1993, between Video Broadcasting Corporation and
                   NewsWorthy(Registered).

   10.27      --   Renewal of Agreement, dated February 21, 1995, between Video Broadcasting Corporation and
                   NewsWorthy(Registered).

   10.28      --   Amended and Restated AP Express Agreement, dated November 1, 1992, between Press Association, Inc.
                   and Video Broadcasting Corporation.

   10.29      --   Addendum, dated February 21, 1996, to the AP Express Agreement, between Press Association, Inc.
                   and Video Broadcasting Corporation.

   10.30      --   Satellite Services Agreement, dated January 1, 1996, between Global Access Telecommunication
                   Services, Inc. and Medialink.

   10.31      --   Nielsen Sigma Service Agreement, dated September 14, 1994, between Video Broadcasting Corp. and
                   A.C. Nielsen Company.

   10.32      --   Loan Modification Agreement, dated February 28, 1996, between Video Broadcasting Corporation and
                   Silicon Valley Bank.

 EXHIBIT
  NUMBER     DESCRIPTION
----------   --------------------------------------------------------------------------------------------------------
   10.33      --   Video Broadcasting Corporation 401(k) Tax Deferred Savings Plan.

   10.34      --   Amended and Restated Stock Option Plan and form of Stock Option Agreement.

   10.35      --   Video Broadcasting Corporation 1996 Directors Stock Option Plan and form of 1996 Directors Stock
                   Option Agreement.

   10.36      --   Form of Indemnification Agreement.

   10.37      --   Consulting Agreement by and between Video Consulting Agreement and Davis Partnership dated March
                   1, 1994.

  *10.38      --   Tower Place Office Lease by and between Tower Place, L.P. and Medialink Worldwide Incorporated,
                   dated               , 1996.


   21.1       --   List of Subsidiaries of the Company.

   23.1       --   Consent of KPMG Peat Marwick LLP.

  *23.2       --   Consent of Tashlik, Kreutzer & Goldwyn P.C. (contained in the opinion to be filed as Exhibit 5.1 hereto).

   24.1       --   Power of Attorney.

------------------
* To be filed by amendment

(b) Financial Statement Schedules

     Not applicable

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of October, 1996.

                                            MEDIALINK WORLDWIDE INCORPORATED

                                            By:       /s/ LAURENCE MOSKOWITZ
                                               --------------------------------
                                                      Laurence Moskowitz
                                               Chairman of the Board, President
                                                 and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 15th day of October, 1996.

          /s/ LAURENCE MOSKOWITZ            Chairman of the Board, President and Chief Executive Officer
----------------------------------------    (Principal Executive Officer)
            Laurence Moskowitz

         /s/ J. GRAEME MCWHIRTER            Executive Vice President, Chief Financial Officer and Assistant
----------------------------------------    Secretary (Principal Financial and Accounting Officer)
           J. Graeme McWhirter

             /s/ DAVID DAVIS                Senior Vice President/International, Director
----------------------------------------
               David Davis

            /s/ HAROLD FINELT               Director
----------------------------------------
              Harold Finelt

           /s/ DONALD KIMELMAN              Director
----------------------------------------
             Donald Kimelman

           /s/ JAMES J. O'NEIL              Director
----------------------------------------
             James J. O'Neil

           /s/ GERALD P. RODEEN             Director
----------------------------------------
             Gerald P. Rodeen

         /s/ THEODORE WM. TASHLIK           Director
----------------------------------------
           Theodore Wm. Tashlik

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER     DESCRIPTION
----------   -----------
   *1.1       --   Form of Underwriting Agreement.
   *3.1       --   Amended and Restated Certificate of Incorporation of Medialink Worldwide Incorporated (the
                   'Company').
    3.2       --   Amended and Restated By-Laws of the Company.
   *4.1       --   Specimen Stock Certificate.
   *5.1       --   Legal Opinion of Tashlik, Kreutzer & Goldwyn P.C.
   10.1       --   Asset Purchase Agreement, dated July 18, 1996, between Medialink PR Data Corporation, Video
                   Broadcasting Corporation, PR Data Systems, Inc., Jack Schoonover, William Wubbenhorst and Nancy
                   Schoonover.
  *10.2       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Laurence Moskowitz.
  *10.3       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and J. Graeme McWhirter.
  *10.4       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and David Davis.
  *10.5       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Nicholas F. Peters.
  *10.6       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Mark Manoff.
  *10.7       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Mark Weiner.
  *10.8       --   Employment Agreement, dated               , 1996 by and between Medialink Worldwide Incorporated
                   and Mary Buhay.
   10.9       --   Non-Negotiable Subordinated Promissory Note, dated July 18, 1996, between Medialink PR Data
                   Corporation and William Wubbenhorst.
   10.10      --   Lease, dated July 18, 1996, between Oakwood Avenue Partners and Medialink PR Data Corporation.
   10.11      --   Lease, dated September 21, 1994, between Clemons Properties Partner and Video Broadcasting
                   Corporation.
   10.12      --   First Lease Modification Agreement, dated December   , 1995 between Clemons Properties Partners
                   and Video Broadcasting Corporation.
   10.13      --   Second Lease Modification Agreement, dated March 4, 1996, between Clemons Properties Partners and
                   Video Broadcasting Corporation.
   10.14      --   Third Lease Modification Agreement, dated May, 1996, between Clemons Properties Partners and Video
                   Broadcasting Corporation.
   10.15      --   Sublease, dated April 1, 1996, between Video Broadcasting Corporation and Media on Demand, Inc.
   10.16      --   Lease, dated October 1, 1990, between 1401 New York Avenue, Inc. and Video Broadcasting
                   Corporation.
   10.17      --   First Amendment of Lease, dated March 25, 1996, between 1401 New York Avenue, Inc. and Video
                   Broadcasting Corporation.

   10.18      --   Lease, dated January 3, 1994, between Continental Bank, N.A., as Trustee for the Allstate
                   Retirement Plan and Continental Bank, N.A., as Trustee for the Agents Pension Plan and Video
                   Broadcasting Corporation.
   10.19      --   Office Lease, dated June 7, 1989, between Teachers' Retirement System of the State of Illinois and
                   Video Broadcasting Corporation.
   10.20      --   First Amendment to Lease, dated June 1, 1994 between Teachers' Retirement System of the State of
                   Illinois and Video broadcasting Corporation.
   10.21      --   Office Lease, dated May 5, 1994, between Copperfield Investment & Development Company and Video
                   Broadcasting Corporation.
   10.22      --   First Amendment to Lease, dated September 15, 1994, between Copperfield Investment & Development
                   Company and Video Broadcasting Corporation.
   10.23      --   Lease Agreement, dated November 14, 1994, between City & Corporate Counsel Limited and Video
                   Broadcasting Corporation Inc.
   10.24      --   Underlease, dated February 9, 1995, between City & Corporate Counsel Limited and Video
                   Broadcasting Corporation Inc.
   10.25      --   Agreement, dated March 6, 1996, between Medialink, Inc. and ABC Radio Networks, Inc.
   10.26      --   Agreement, dated February 9, 1993, between Video Broadcasting Corporation and
                   NewsWorthy(Registered).
   10.27      --   Renewal of Agreement, dated February 21, 1995, between Video Broadcasting Corporation and
                   NewsWorthy(Registered).
   10.28      --   Amended and Restated AP Express Agreement, dated November 1, 1992, between Press Association, Inc.
                   and Video Broadcasting Corporation.
   10.29      --   Addendum, dated February 21, 1996, to the AP Express Agreement, between Press Association, Inc.
                   and Video Broadcasting Corporation.
   10.30      --   Satellite Services Agreement, dated January 1, 1996, between Global Access Telecommunication
                   Services, Inc. and Medialink.
   10.31      --   Nielsen Sigma Service Agreement, dated September 14, 1994, between Video Broadcasting Corp. and
                   A.C. Nielsen Company.
   10.32      --   Loan Modification Agreement, dated February 28, 1996, between Video Broadcasting Corporation and
                   Silicon Valley Bank.
   10.33      --   Video Broadcasting Corporation 401(k) Tax Deferred Savings Plan.
   10.34      --   Amended and Restated Stock Option Plan and form of Stock Option Agreement.
   10.35      --   Video Broadcasting Corporation 1996 Directors Stock Option Plan and form of 1996 Directors Stock
                   Option Agreement.
   10.36      --   Form of Indemnification Agreement.
   10.37      --   Consulting Agreement by and between Video Consulting Agreement and Davis Partnership dated March
                   1, 1994.
  *10.38      --   Tower Place Office Lease by and between Tower Place, L.P. and Medialink Worldwide Incorporated,
                   dated               , 1996.
   21.1       --   List of Subsidiaries of the Company.
   23.1       --   Consent of KPMG Peat Marwick LLP.
  *23.2       --   Consent of Tashlik, Kreutzer & Goldwyn P.C. (contained in the opinion to be filed as Exhibit 5.1 hereto).
   24.1       --   Power of Attorney.

------------------
* To be filed by amendment